UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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HomeAway, Inc.

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HOMEAWAY, INC.

1011 W. Fifth Street, Suite 300

Austin, Texas 78703

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of HomeAway, Inc.:

The annual meeting of stockholders for HomeAway, Inc. (“HomeAway,” “we,” “us,” or the “Company”) will be held at the offices of Wilson Sonsini Goodrich & Rosati, P.C., 900 South Capital of Texas Highway, Las Cimas IV, Fifth Floor, Austin, Texas 78746 on Wednesday, June 6, 2012 at 9:00 a.m. local time. The purposes of the meeting are:

1.	To elect three Class I directors (Proposal One);

2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 (Proposal Two);

3.	To vote on a non-binding basis to approve the compensation of our named executive officers (Proposal Three);

4.	To vote on a non-binding basis to approve the frequency of future advisory votes on executive compensation (Proposal Four); and

5.	To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

Our board of directors (the “Board”) has fixed the close of business on April 13, 2012 as the record date for determining holders of our common stock entitled to notice of, and to vote at, the annual meeting or any adjournments or postponements thereof. A complete list of such stockholders will be available for examination at our offices in Austin, Texas during normal business hours for a period of ten days prior to the annual meeting. This Notice of 2012 Annual Meeting of Stockholders and accompanying Proxy Statement are being distributed or made available to stockholders beginning on or about April 27, 2012.

Our annual meeting will be available by conference call. To call in to the meeting, please dial (877) 224-9081 and enter the Conference ID: 57855079. An archived audio recording of the meeting will be available for seven days thereafter. To listen to the recording, please dial (855) 859-2056 and enter the Conference ID: 57855079.

YOUR VOTE IS IMPORTANT!

Please vote by using the Internet or by telephone or, if you received a paper copy of the proxy card by mail, by signing and returning the enclosed proxy card. Instructions for your voting options are described on the Notice of Internet Availability of Proxy Materials or proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 6, 2012: The Notice of 2012 Annual Stockholders’ Meeting and Proxy Statement, and 2011 Annual Report and Form 10-K are available at https://www.proxydocs.com/AWAY.

By order of the Board of Directors,

Brian H. Sharples
President, Chief Executive Officer and Chairman

Austin, Texas

Date: April 27, 2012

INTERNET AVAILABILITY OF PROXY MATERIALS

We are furnishing proxy materials to our stockholders primarily via the Internet. On April 27, 2012, we mailed our stockholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including our Proxy Statement and our Annual Report. The Notice of Internet Availability also provides instructions on how to vote via the Internet or by telephone.

Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the cost of the Annual Meeting, and conserve natural resources. However, if you would prefer to receive paper copies of proxy materials, please follow the instructions included in the Notice of Internet Availability. Once you have elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be Held on June 6, 2012:

The Notice of 2012 Annual Stockholders’ Meeting and Proxy Statement, and

2011 Annual Report and Form 10-K are available at https://www.proxydocs.com/AWAY.

ATTENDING THE ANNUAL MEETING

Attending in Person

•	Doors open at 8:45 a.m. Central Daylight Time

•	Meeting starts at 9:00 a.m. Central Daylight Time

•	Proof of HomeAway, Inc. stock ownership and photo identification will be required to attend the Annual Meeting

•	You do not need to attend the Annual Meeting to vote if you submitted your proxy in advance of the Annual Meeting

•	The use of cameras is not allowed

•	There will be limited food service at the meeting

Attending via Conference call

•	Call (877) 224-9081, Conference ID: 57855079; we encourage you to call in prior to the meeting

•	Conference call starts at 9:00 a.m. Central Daylight Time

•	Conference call replay available until June 13, 2012 by calling (855) 859-2056, Conference ID: 57855079

QUESTIONS

For questions regarding:	Contact
Annual Meeting or Voting	HomeAway Investor Relations, (512) 505-1700

Stock ownership for registered holders	American Stock Transfer & Trust Company, LLC www.amstock.com/main/nav_contactUS.asp (800) 937-5449 (within the U.S. and Canada) or (718) 921-8124 (worldwide)

Stock ownership for beneficial owners	Please contact your broker, bank, or other nominee

HOMEAWAY, INC.

1011 W. Fifth Street, Suite 300

Austin, TX 78703

PROXY STATEMENT

Our Board solicits your proxy for the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) and at any postponement or adjournment of the meeting for the matters set forth in the “Notice of 2012 Annual Meeting of Stockholders.” The Annual Meeting will be held at 9:00 a.m. Central Daylight Time on Wednesday, June 6, 2012 at the offices of Wilson Sonsini Goodrich & Rosati, P.C., 900 South Capital of Texas Highway, Las Cimas IV, Fifth Floor, Austin, Texas 78746. We made this Proxy Statement available to stockholders beginning on April 27, 2012.

Record Date	April 13, 2012

Quorum	Majority of shares outstanding on the record date must be present in person or by proxy

Shares Outstanding	82,105,930 shares of common stock outstanding as of April 13, 2012

Inspector of Election	A representative from American Stock Transfer & Trust Company, LLC will serve as the inspector of election.

Voting by Proxy	Internet, phone or mail

Voting at the Meeting	We encourage stockholders to vote in advance of the Annual Meeting, even if they plan to attend the meeting. Stockholders can vote in person during the meeting. Stockholders of record (those whose shares are registered directly in their name with HomeAway’s transfer agent, American Stock Transfer & Trust LLC (“AST”)) who attend the Annual Meeting in person may obtain a ballot from the inspector of election. Beneficial holders (whose shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization) who attend the Annual Meeting in person must obtain a proxy from their broker, bank or other nominee prior to the date of the Annual Meeting and present it to the inspector of election with their ballot. Voting in person during the meeting will replace any previous votes.

Voting Instructions; What Happens if no Voting Instructions are Provided

All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions. If you are a stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board or you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Effect of Broker Non-Votes and Abstentions	Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. Only “FOR” and “AGAINST” votes are counted for purposes of determining the votes received in connection with each proposal, and therefore broker non-votes and abstentions have no effect on the proposal relating to the election of directors. In the case of each of the other proposals, broker non-votes and abstentions have no effect on determining whether the affirmative vote constitutes a majority of the shares present or represented by proxy and voting at the Annual Meeting. Approval of these other proposals also requires the affirmative vote of a majority of the shares necessary to constitute a quorum, however, and therefore broker non-votes and abstentions could prevent the approval of these other proposals because they do not count as affirmative votes. In order to minimize the number of broker non-votes, HomeAway encourages you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice.

Routine and Non-Routine Matters	Proposal Two, the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal Two. Proposal One, the election of directors, and Proposals Three and Four, the advisory votes to approve executive compensation and the frequency of future advisory votes to approve executive compensation, are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore broker non-votes may exist in connection with Proposals One, Three and Four.

Votes Required to Adopt Proposals; Impact of Advisory Votes

Each share of our common stock outstanding on the record date is entitled to one vote on each of the three director nominees and one vote on each other matter. Stockholders may not cumulate votes in the election of directors. The three nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them will be elected as directors to serve until the third annual meeting of stockholders following their election. Approval of Proposal Two, the ratification of the appointment of our independent registered public accounting firm, requires the affirmative vote of the majority of the shares of common stock present or represented by proxy at the meeting. Proposal Three, the advisory vote to approve executive compensation, requires the affirmative vote of a majority of the shares of common stock present or represented by proxy at the meeting. The option in Proposal Four, the frequency of holding future advisory votes to approve executive compensation, with the most votes will be the recommendation to the Board. Proposals Three and Four are both advisory and therefore will not be binding on our Board. Our Board will, however, consider the outcome of these votes when determining issues with respect to these matters in the future.

Changing Your Vote	Stockholders of record may revoke their proxy at any time before the polls close by submitting a later-dated vote in person at the Annual Meeting, via the Internet, by telephone, by mail, or by delivering instructions to our Corporate Secretary before the Annual Meeting. If you hold shares through a broker, bank or other nominee, you may revoke any prior voting instructions by contacting that firm.

Voting Results	We will announce preliminary results at the Annual Meeting. We will report final results at www.homeaway.com and in a filing with the U.S. Securities and Exchange Commission (the “SEC”) on Form 8-K, which we are required to file with the SEC within four business days following the Annual Meeting.

This Proxy Statement contains four proposals requiring stockholder action. Proposal One requests the election of the three Class I directors to the Board. Proposal Two requests the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012. Proposal Three requests an advisory vote to approve executive compensation, and Proposal Four requests an advisory vote on the frequency of holding future votes to approve executive compensation.

PROPOSAL ONE: ELECTION OF DIRECTORS

Our Board is currently comprised of nine directors and is divided into three classes with staggered three-year terms. The Board currently has three directors in each of the three classes. The term of our Class I directors, Todd C. Chaffee, Carl G. Shepherd and Robert Solomon, will expire at this Annual Meeting. The term of our Class II directors, Lanny Baker, Brian H. Sharples and Susan D. Wojcicki, will expire at our 2013 annual meeting of stockholders. The term of our Class III directors, Jeffrey D. Brody, Woody Marshall and Philip S. Siegel, will expire at our 2014 annual meeting of stockholders.

This year’s nominees for election to the Board are the Class I directors, Todd C. Chaffee, Carl G. Shepherd and Robert Solomon. Each of our director nominees is currently serving on the Board. Our nominees for the election of directors at the Annual Meeting include two independent directors, as defined in the applicable rules for companies traded on The NASDAQ Global Select Market (“NASDAQ”), and our Chief Strategy and Development Officer. The biographies of the nominees are set forth below in the section titled “—Directors.”

If elected, each nominee will serve for a term of three years expiring at the 2015 annual meeting of stockholders or until his successor, if any, is duly elected and qualified or until such director’s earlier death, resignation or removal. If any director nominee is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board to fill the vacancy. In the alternative, the proxies may vote just for the remaining nominees, leaving a vacancy that may be filled at a later date by the Board. Alternatively, the Board may reduce the size of the Board. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Vote Required

The three nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them, up to the three directors to be elected by those shares, will be elected as directors to serve until the third annual meeting following election and until their successors are duly elected and qualified.

Recommendation of the Board of Directors

The Board recommends that stockholders vote “FOR” the election of Messrs. Chaffee, Shepherd and Solomon.

Directors

Listed below are HomeAway’s nine directors. The nominating and governance committee of the Board and the Board believe the skills, qualities, attributes and experience of its directors provide HomeAway with business acumen and a diverse range of perspectives to engage each other and management to effectively address the evolving needs of HomeAway and represent the best interests of its stockholders.

Name	Position with HomeAway	Age as of the Annual Meeting	Director Since
Todd C. Chaffee	Director	52	2006
Carl G. Shepherd	Co-Founder, Chief Strategy and Development Officer and Director	59	2005
Robert Solomon	Director	45	2009
Charles (“Lanny”) C. Baker	Director	45	2011
Jeffrey D. Brody	Director	52	2005
Christopher (“Woody”) P. Marshall	Director	44	2008
Brian H. Sharples	Co-Founder, Chief Executive Officer, President and Chairman	51	2004
Philip S. Siegel	Director	47	2004
Susan D. Wojcicki	Director	43	2011

Class I Directors

Todd C. Chaffee is a Managing Director of Institutional Venture Partners (IVP), a venture capital and private equity firm founded in 1980. Prior to joining IVP as a partner in 2000, he was Executive Vice President of Visa International and President of Visa Marketplace. Mr. Chaffee has served on the boards of directors of several private companies and founded Grande Expeditions, a global luxury and adventure travel company. Mr. Chaffee holds a B.S. in business from the University of Minnesota Carlson Business School and has completed the Stanford Graduate Business School Advanced Management Program and the Harvard Business School Venture Capital Program. We believe Mr. Chaffee’s qualifications to serve on the Board include his extensive experience in international corporate strategy and business development and his knowledge gained from service on the boards of various private companies.

Carl G. Shepherd is one of our Co-Founders and has served as our Chief Strategy and Development Officer since February 2005. Prior to joining us, Mr. Shepherd worked as a consultant from March 2003 to February 2005. Mr. Shepherd served as Executive Vice President and Chief Operating Officer of Hoover’s, Inc., a provider of online business information, from June 1997 to March 2003. From August 1995 to June 1997, Mr. Shepherd served as Vice President of Business Development of Human Code Inc., a software development company. From December 1992 to March 1995, Mr. Shepherd served as Chief Financial Officer of Hanley Wood, LLC, a trade magazine publisher. Mr. Shepherd has held positions with both consumer and trade magazine publishers, including Texas Monthly, Building and Remodeling and the Dallas Morning News. Previously, Mr. Shepherd was a senior manager with Andersen Consulting in New York. Mr. Shepherd holds a B.A. in business administration from Texas Christian University and an M.B.A. from the University of Texas at Austin. We believe Mr. Shepherd’s qualifications to serve on the Board include his experience as our Chief Strategy and Development Officer, his previous service in executive positions at various public and private technology and publishing companies, and his experience in the vacation rental industry.

Robert Solomon served as Chief Operating Officer and President of Groupon, Inc., a consumer discount website, from March 2010 through March 2011. Prior to joining Groupon, Mr. Solomon was a venture partner with Technology Crossover Ventures (“TCV”), a private equity and venture capital firm focused on information technology companies. From January 2006 to February 2008, Mr. Solomon served as President and Chief Executive Officer of SideStep, Inc., an online travel search engine acquired by Kayak Software Corporation in December 2007. Prior to his time at SideStep, Mr. Solomon held various positions at Yahoo! Inc., an Internet content and services developer, including Senior Vice President of Commerce from February 2000 to January 2006 and Vice President and General Manager of Shopping Group from February 2000 to January 2006. Previously, Mr. Solomon worked for Zaplet, Inc., FireDrop, Inc., Cendant Corporation, Electronic Arts Inc. and GolfWeb, Inc. Mr. Solomon serves on the advisory boards and boards of directors of several private companies. Mr. Solomon holds a B.A. in history from the University of California at Berkeley. We believe Mr. Solomon’s qualifications to serve on the Board include his extensive experience in managing growing, international, Internet-based businesses serving consumers and the travel industry, including his experience as Chief Executive Officer of SideStep and Chief Operating Officer of Groupon.

Class II Directors

Charles (“Lanny”) C. Baker has served as the Chief Executive Officer and President of ZipRealty, Inc., a residential real estate brokerage firm and provider of technology systems to real estate agents and brokerages, since October 2010. From December 2008 to October 2010, Mr. Baker served as the Executive Vice President and Chief Financial Officer of ZipRealty, Inc. From March 2005 to June 2007, Mr. Baker served as Senior Vice President and Chief Financial Officer of Monster Worldwide, Inc., an online recruitment services company. From June 1993 to March 2005, Mr. Baker served in positions of increasing responsibility in the Equity Research department at Smith Barney, a division of Citigroup, Inc., serving as Managing Director from January 2000 to March 2005. Mr. Baker serves on the board of directors of ZipRealty, Inc. and XO Group Inc., a life stages media company targeting couples planning their weddings and lives together. Mr. Baker holds a B.A. in history from Yale College. We believe Mr. Baker’s qualifications to serve on the Board include his extensive experience in corporate finance, business strategy and real estate.

Brian H. Sharples is one of our Co-Founders, has served as our President and Chief Executive Officer since our inception in April 2004 and has served as Chairman of the Board since March 2011. Prior to joining us, Mr. Sharples was an angel investor from 2001 to 2004 and also served as Chief Executive Officer of Elysium Partners, Inc., a company in the vacation club ownership market, from 2002 to 2003. Mr. Sharples served as President and Chief Executive Officer of IntelliQuest Information Group, Inc., a supplier of marketing data and research to Fortune 500 technology companies, from 1996 to 2001, as President from 1991 to 1996, and as Senior Vice President from 1989 to 1991. Prior to IntelliQuest, Mr. Sharples was Chief Executive Officer of Practical Productions, Inc., an event-based automotive distribution business, from 1988 to 1989 and a consultant with Bain & Company from 1986 to 1988. Mr. Sharples also serves on the boards of directors of WhaleShark Media, Inc. and Kayak Software Corporation. Mr. Sharples holds a B.S. in math and economics from Colby College and an M.B.A. from the Stanford University Graduate School of Business. We believe Mr. Sharples’s qualifications to serve on the Board include his experience as our Chief Executive Officer, his previous service in executive positions at various public and private technology companies, and his experience in the vacation rental industry.

Susan D. Wojcicki currently serves as the Senior Vice President, Advertising, for Google, Inc. She has worked at Google since 1999, focusing on marketing, advertising and developing key products. Prior to her time at Google, Ms. Wojcicki worked in marketing at Intel Corporation and as a management consultant at Bain & Company and R.B. Webber & Company. Ms. Wojcicki holds a B.A. in history and literature from Harvard University, an M.S. in economics from the University of California, Santa Cruz and an M.B.A. from University of California, Los Angeles Anderson School of Management. We believe Ms. Wojcicki’s qualifications to serve on the Board include her extensive experience in online marketing and advertising and business strategy.

Class III Directors

Jeffrey D. Brody has served as a director since January 2005. Mr. Brody is a founding partner of Redpoint Ventures. He also serves as a managing member of Brentwood Venture Capital. Mr. Brody serves on the boards of several private companies, including 55Social, Kodiak Networks, MobiTV, Shoes4You, Tantalus, The Receivables Exchange, Viajanet and Xango. Mr. Brody was an early investor and director of Danger (acquired by Microsoft), Fraud Sciences (acquired by eBay), LifeSize Communications (acquired by Logitech), Concur Technologies (CNQR), Loopnet (LOOP), Zing Systems (acquired by OpenWave), ViaVideo (acquired by Polycom) and WebTV (acquired by Microsoft). Mr. Brody holds a B.S. in mechanical engineering from the University of California at Berkeley, and an M.B.A. from the Stanford University Graduate School of Business. We believe Mr. Brody’s qualifications to serve on the Board include his extensive experience as an investor and board member in private technology and Internet-based companies and his knowledge gained from service on such boards.

Christopher (“Woody”) P. Marshall has served as a director since October 2008. Mr. Marshall is a General Partner at Technology Crossover Ventures (“TCV”), a private equity and venture capital firm focused on information technology companies. Prior to joining TCV in 2008, Mr. Marshall spent 12 years as a Managing Director at Trident Capital, a venture capital and private equity firm focused on the software, business services and Internet markets. Earlier in his career, Mr. Marshall worked for Banque Paribas and the Chase Manhattan Bank. Mr. Marshall also serves on the boards of directors of XATA Corporation, and TheStreet, Inc. Mr. Marshall holds a B.A. in Economics from Hamilton College and an M.B.A. from the J. L. Kellogg Graduate School of Management at Northwestern University. We believe Mr. Marshall’s qualifications to serve on the Board include his extensive experience in corporate finance, business strategy and corporate development and his knowledge gained from service on the boards of various public and private companies.

Philip S. Siegel is a general partner with Austin Ventures, which he joined in 2001, and focuses on services investing, with a particular emphasis on the media, information services, financial and business services, and supply chain markets. Mr. Siegel has founded several private companies and also serves on the boards of directors of several private companies, including All Star Directories, Asset International, Century Payments, LEAP Auto Loans, MIQ Logistics, Newgistics, Port Logistics Group, Vida Capital, and WhaleShark Media, Inc. He is currently a part-time professor at the Acton School of Business and served as an adjunct professor in the entrepreneurship department at the University of Texas Graduate School of Business from 1999 until 2002. Mr. Siegel holds a B.A. in chemistry and math and an M.B.A. from the University of Chicago. We believe Mr. Siegel’s qualifications to serve on the Board include his extensive experience in corporate development, finance and business strategy and his knowledge gained from service on the boards of various public and private companies.

CORPORATE GOVERNANCE

Structure and Leadership of the Board of Directors

In accordance with our amended and restated certificate of incorporation and our amended and restated bylaws, our Board is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. The authorized number of directors may be changed by resolution of the Board. Vacancies on the Board can be filled by resolution of the Board.

The division of our Board into three classes with staggered three-year terms may delay or prevent a change in our management or a change in control. Mr. Chaffee, Mr. Shepherd and Mr. Solomon are the Class I directors who have been nominated for election at the Annual Meeting. Mr. Baker, Mr. Sharples and Ms. Wojcicki are the Class II directors and their terms will expire in 2013. Mr. Brody, Mr. Marshall and Mr. Siegel are the Class III directors, and their terms will expire in 2014.

The Chairman of our Board is currently our Chief Executive Officer, Brian H. Sharples. The Board believes that Mr. Sharples is best situated to serve as Chairman because he is the director most familiar with our business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. The Board does not have a policy on whether or not the roles of the Chairperson of the Board and Chief Executive Officer should be separate. The Board believes it should be free to determine what is best for the Company at a given point in time. The Board may designate one of its independent directors as the Lead Independent Director, subject to such director accepting such appointment. If so designated, the Lead Independent Director shall be responsible for coordinating activities of the other independent directors and performing various other duties as directed by the Board.

Committees of the Board of Directors

Our Board has a standing audit committee, compensation committee and nominating and governance committee. The members of the committees are identified in the table below:

Committee
Director	Audit	Compensation	Nominating And Governance
Lanny Baker	Chair	—	—
Jeffrey D. Brody	—	Chair	—
Todd C. Chaffee	—	Member	—
Woody Marshall	Member	—	Chair
Philip S. Siegel	—	—	Member
Robert Solomon	Member	—	Member
Susan D. Wojcicki	—	Member	—

Audit Committee

Our audit committee is responsible for, among other things:

•	selecting and hiring our independent auditors;

•	approving the audit and non-audit services to be performed by our independent auditors;

•	evaluating the qualifications, performance and independence of our independent auditors;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results;

•	preparing the audit committee report required in our annual proxy statement; and

•	reviewing and evaluating, at least annually, its own performance and that of its members, including compliance with the committee charter.

Our audit committee is currently composed of Lanny Baker, Robert Solomon and Woody Marshall. Mr. Baker has been appointed the chairperson of our audit committee. In April 2012, our Board determined that Messrs. Baker and Solomon are independent under the applicable requirements of the NASDAQ and SEC rules and regulations. In April 2012, our Board determined that all of the members of our audit committee meet the requirements for financial literacy and sophistication, and that Mr. Baker qualifies as an “audit committee financial expert,” under the applicable requirements of the NASDAQ and SEC rules and regulations. A majority of our audit committee members are independent directors, and after the phase in period under the applicable requirements of the SEC and the listing requirements of the NASDAQ, upon which we are relying, all members of our audit committee will be independent directors. The audit committee met a total of four times during 2011.

Compensation Committee

Our compensation committee is responsible for, among other things:

•	reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers;

•

reviewing and approving the following for our Chief Executive Officer and our other executive officers: annual base salaries, annual incentive bonuses, including the specific goals and amount, equity compensation, employment agreements, severance arrangements, change of control arrangements and any other benefits, compensation or arrangements;

•	reviewing and recommending compensation goals and bonus and stock compensation criteria for our employees;

•	reviewing and recommending compensation programs for outside directors;

•	preparing the compensation discussion and analysis and compensation committee report required in our annual proxy statement;

•	administering, reviewing and making recommendations with respect to our equity compensation plans; and

•	reviewing and evaluating, at least annually, its own performance and that of its members, including compliance with the committee charter.

Our compensation committee is currently composed of Jeffrey D. Brody, Todd C. Chaffee and Susan D. Wojcicki, each of whom is a non-employee member of the Board. Mr. Brody has been appointed to serve as the chairperson of our compensation committee. In April 2012, our Board determined that each member of our compensation committee is independent under the applicable requirements of the NASDAQ and SEC rules and regulations, is a non-employee director, as defined by Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and is an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code. The compensation committee met a total of three times during 2011.

Nominating and Governance Committee

Our nominating and governance committee will be responsible for, among other things:

•	assisting the Board in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders;

•	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to the Board;

•	overseeing the evaluation of the Board and management;

•	recommending members for each Board committee to the Board;

•	reviewing and monitoring our code of conduct and actual and potential conflicts of interest of members of our Board and officers; and

•	reviewing and evaluating, at least annually, its own performance and that of its members, including compliance with the committee charter.

Our nominating and governance committee is currently composed of Woody Marshall, Philip S. Siegel and Robert Solomon. Mr. Marshall has been appointed the chairperson of our nominating and governance committee. In April 2012, our Board determined that each member of our nominating and governance committee is independent under the applicable requirements of the NASDAQ and SEC rules and regulations. The nominating and governance committee met once during 2011.

The audit committee, compensation committee and nominating and governance committee operate under written charters adopted by the Board. These charters are available on the investor relations portion of our website at http://investors.homeaway.com in the “Corporate Governance” section and will be available without charge, upon request in writing to HomeAway, Inc., 1011 W. Fifth Street, Suite 300, Austin, Texas 78703, Attn: Legal Department.

Risk Oversight

Our business is subject to various types of risk, including business risks relating to our strategy, competitive position, operations and financial structure, technological risks, legal and compliance risks and others. Our Board oversees our risk management processes implemented by management and regularly reviews reports from members of senior management on areas of material risk. The committees of the Board are charged with overseeing certain types of risks. The audit committee is responsible for overseeing the management of financial and operational risks. The compensation committee is responsible for overseeing the management of risks relating to executive compensation. The nominating and governance committee is responsible for overseeing the management of risks relating to corporate governance. The full Board regularly receives reports from each committee on the management of these risks and is charged with the management of all other risks.

Director Independence

Our Corporate Governance Guidelines, which may be found at the investor relations portion of our website at http://investors.homeaway.com in the “Corporate Governance” section, state that our Board shall have a majority of directors who meet the criteria for independence established by applicable law. In March 2012, our Board, following consultation with our nominating and governance committee, undertook a review of the independence of the directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise judgment in carrying out his or her responsibilities. As a result of this review, our Board determined that Lanny Baker, Jeffrey D. Brody, Todd C. Chaffee, Woody Marshall, Philip S. Siegel, Robert Solomon and Susan D. Wojcicki are “independent directors” as defined under the applicable NASDAQ and SEC rules and regulations. However, Woody Marshall is an affiliated person and, as such, is not independent under the standard applicable to audit committee members under the requirements of the NASDAQ and SEC rules and regulations. We are currently relying on an exemption from the independence standards set out in Exchange Act Rule 10A-3(b)(1)(iv)(A)(2) and do not believe that our reliance on such exemption will materially adversely affect the ability of the audit committee to act independently and to satisfy the other requirements of the SEC and the NASDAQ.

There are no family relationships among our executive officers and directors.

Communications with the Board of Directors

Any matter intended for the Board, or for any individual member or members of the Board, should be directed to our General Counsel at 1011 W. Fifth Street, Suite 300, Austin, Texas 78703, with a request to forward the communication to the intended recipient or recipients. In general, any stockholder communication delivered to our General Counsel for forwarding to the Board or specified Board member or members will be forwarded in accordance with the stockholder’s instructions. However, our General Counsel reserves the right not to forward to Board members any abusive, threatening or otherwise inappropriate materials.

Director Nomination Procedures

The nominating and governance committee has the responsibility for reviewing and recommending to the Board candidates for director positions. The nominating and governance committee will consider nominations made by stockholders. There are no differences in the manner in which the nomination and governance committee evaluates nominees for director based on whether the nominee is recommended by a stockholder. To have a candidate considered by the nominating and governance committee, a stockholder must submit its recommendation in writing in accordance with the procedures described in the section of this Proxy Statement titled “Other Matters—2013 Stockholder Proposals or Nominations” and must include the information specified in our Bylaws, including information concerning the nominee and information about the stockholder’s ownership of and agreements related to our stock.

The nominating and governance committee, in evaluating Board candidates, considers issues such as character, integrity, judgment, diversity, age, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of our business and other commitments and the like, all in the context of an assessment of the needs of the Board at the time. The committee’s objective is to maintain a Board of individuals of the highest personal character, integrity and ethical standards, and that reflects a range of professional backgrounds and skills relevant to our business. The nominating and governance committee does not have a formal policy with respect to diversity; however, the committee considers diversity in identifying nominees for director, including personal characteristics such as race and gender, as well as diversity in the experience and skills that contribute to the Board’s performance of its responsibilities in the oversight of a global technology business.

The nominating and governance committee believes that the minimum qualifications for serving as a director are that a nominee demonstrate knowledge of our industry, accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of our business and affairs, independence under NASDAQ rules, lack of conflicts of interest, and a record and reputation for integrity and ethical conduct in both his or her professional and personal activities. In addition, the nominating and governance committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, interpersonal skills and compatibility with the Board, and ability to complement the competency and skills of the other Board members.

The nominating and governance committee annually reviews with the Board the requisite skills and characteristics of Board members, as well as the composition of the Board as a whole. This assessment includes a consideration of independence, diversity, age, skills, and experience and industry backgrounds in the context of the needs of the Board and the Company, as well as the ability of current and prospective directors to devote sufficient time to performing their duties in an effective manner. Directors are expected to exemplify the highest standards of personal and professional integrity, and to constructively challenge management through their active participation and questioning. In particular, the nominating and governance committee seeks directors with established strong professional reputations and expertise in areas relevant to the strategy and operations of our business.

Board Meetings and Attendance

The Board held ten meetings in 2011. During 2011, each member of the Board attended 75% or more of the aggregate of (i) the total number of Board meetings held during the period of such member’s service and (ii) the total number of meetings held by all Board committees on which such member served during the period of such member’s service.

Director Attendance at Annual Meetings of Stockholders

Directors are encouraged, but not required, to attend our annual stockholder meetings. Our 2012 annual stockholder meeting is our first annual stockholder meeting as a publicly traded company.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is an officer or employee of HomeAway. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or compensation committee.

Director Compensation

Our non-employee directors are entitled to receive an annual fee of $25,000 for their services as directors. The non-employee directors receive an additional annual fee for their service on committees of the Board in accordance with the following table:

Committee	Chairperson Fee	Member Fee
Audit Committee	$20,000	$12,000
Compensation Committee	$10,000	$5,000
Nominating and Governance Committee	$7,500	$3,000

Non-employee directors will generally receive an initial option grant entitling the director to purchase that number of shares of our common stock equal to $375,000 divided by the then current Black-Scholes value of our common stock. These options will vest monthly over three years, provided that the non-employee director continues to serve as a director through each such vesting date. Except for Lanny Baker and Susan D. Wojcicki, who received these initial option grants in April 2011, and Robert Solomon, who received an initial option grant when he joined the Board in 2009, our non-employee directors received these grants in the first quarter of 2012. In addition, beginning in 2012, non-employee directors will receive an annual option grant entitling each director to purchase that number of shares of our common stock equal to $150,000 divided by the then current Black-Scholes value of our common stock. These options will vest monthly over one year, provided that the non-employee director continues to serve as a director through each such vesting date. We do not pay meeting fees to our directors. We reimburse the directors for their travel and related expenses in connection with attending Board meetings and Board-related activities, such as HomeAway site visits, as well as continuing education programs.

Director Compensation – 2011

The following table presents information regarding the compensation paid during 2011 to non-employee directors who served on the Board during the year. Mr. Baker and Ms. Wojcicki were appointed to the Board in April 2011 in anticipation of our initial public offering and only these two non-employee directors received compensation for their services as directors during 2011. The other non-employee directors began receiving compensation in 2012 in accordance with our director compensation policy described above. Neither Mr. Sharples nor Mr. Shepherd, our two employee directors, receives any compensation for their services as members of the Board.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	All Other Compensation ($)	Total ($)
Lanny Baker (2)	30,000	375,000	—	405,000
Jeffrey D. Brody	—	—	—	—
Todd C. Chaffee	—	—	—	—
Woody Marshall	—	—	—	—
Philip S. Siegel	—	—	—	—
Robert Solomon	—	—	—	—
Susan D. Wojcicki (3)	20,000	375,000	—	395,000

(1)	In accordance with SEC rules, the amounts reported in this column reflect the aggregate grant date fair value of option awards granted to non-employee directors during 2011 and computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of option awards in the section titled “—Accounting for Stock-Based Compensation” in Note 9 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K.
(2)	Mr. Baker was appointed to the Board in April 2011. In connection with his appointment, Mr. Baker received an initial stock option grant of 34,850 shares, which vests in 36 equal monthly installments beginning on May 29, 2011. The fees paid to Mr. Baker in 2011 reflect a pro-rated $16,650 annual retainer for his service as a non-employee director during 2011 and $13,350 for his services as the chairperson of the audit committee.
(3)	Ms. Wojcicki was appointed to the Board in April 2011. In connection with her appointment, Ms. Wojcicki received an initial stock option grant of 34,850 shares, which vests in 36 equal monthly installments beginning on May 29, 2011. The fees paid to Ms. Wojcicki in 2011 reflect a pro-rated $16,650 annual retainer for her service as a non-employee director during 2011 and $3,350 for her service as a member of our compensation committee.

EXECUTIVE OFFICERS

The following sets forth certain information regarding our executive officers. Information pertaining to Messrs. Sharples and Shepherd, each of whom is both an officer and a director of HomeAway, may be found in the section of this Proxy Statement titled “Proposal One: Election of Directors—Directors.”

Name	Position with HomeAway	Age as of the Annual Meeting
Brian H. Sharples	Co-Founder, Chief Executive Officer, President and Chairman	51
Lynn Atchison	Chief Financial Officer and Secretary	52
Brent Bellm	Chief Operating Officer	40
Ross A. Buhrdorf	Chief Technology Officer	48
Thomas Hale	Chief Product Officer	43
Carl G. Shepherd	Co-Founder, Chief Strategy and Development Officer and Director	59

Lynn Atchison has served as our Chief Financial Officer since August 2006. Prior to joining us, Ms. Atchison was Chief Financial Officer of Infoglide Software Corporation, an enterprise software provider, from February 2004 to August 2006. From October 2003 to January 2004, Ms. Atchison worked as a business consultant for Range Online Media, an Internet marketing firm. From May 1996 to April 2003, Ms. Atchison served as Chief Financial Officer and Vice President of Finance and Administration of Hoover’s, Inc., a provider of online business information. From November 1994 to April 1996, Ms. Atchison served as Chief Financial Officer of Travelogix, Inc., a provider of travel ticketing systems software. From May 1990 to November 1994, Ms. Atchison worked as a consultant providing controller functions for software, technology and non-profit organizations, including Trilogy Development, a provider of sales automation software, and Austin American Technology. Prior to that, Ms. Atchison worked for eight years as an accountant with Ernst & Young LLP. Ms. Atchison holds a B.B.A. in accounting from Stephen F. Austin State University.

Brent Bellm has served as our Chief Operating Officer since June 2010. From October 2009 to June 2010, Mr. Bellm served as Vice President of Global Product and Experience of PayPal, Inc., an online payment services provider and subsidiary of eBay Inc., and as Chief Executive Officer of PayPal (Europe) Ltd. from October 2005 to September 2009. Before joining PayPal, Mr. Bellm served as Director of Corporate Strategy of eBay from April 2001 to December 2002. Previously, Mr. Bellm held positions at McKinsey & Company, focusing on the retail, e-commerce and payment industries, and at Goldman, Sachs & Co. Mr. Bellm holds a B.A. in economics and international relations from Stanford University and an M.B.A. from Harvard Business School.

Ross A. Buhrdorf has served as our Chief Technology Officer since July 2005. Prior to joining us, Mr. Buhrdorf served as Vice President of Engineering of BetweenMarkets, Inc., a platform for ensuring business-to-business information quality, from June 2004 to June 2005. From 2000 to 2004, Mr. Buhrdorf served as Vice President of Engineering of Salion, Inc., an enterprise CRM solution for supply-side manufacturing, and from 1997 to 2000 he served as Vice President of Engineering of Excite.com, a search engine company. Since 1993, Mr. Buhrdorf also has owned and consulted with a variety of software companies. Mr. Buhrdorf holds a B.S. in computer science from the University of Texas at Austin.

Thomas Hale has served as our Chief Product Officer since June 2010. Prior to joining us, Mr. Hale served as Chief Product Officer of Linden Research, Inc., an online game and virtual community provider, from October 2008 to May 2010. From December 2007 to October 2008, Mr. Hale served as an Entrepreneur in Residence at Redpoint Ventures, a venture capital firm. From September 1995 to October 2007, Mr. Hale held various positions, including Senior Vice President of the Knowledge Worker Business Unit at Adobe Systems Incorporated and Macromedia, Inc. Mr. Hale has served on the board of directors of IntraLinks, Inc., a provider of Software-as-a-Service solutions, since May 2008. Mr. Hale holds a B.A. in history and literature from Harvard University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 13, 2012 for each person known by us to beneficially own more than 5% of our outstanding shares of common stock, each of our named executive officers, each of the members of our Board and all of the members of our Board and executive officers as a group.

We have determined beneficial ownership in accordance with SEC rules. The information does not necessarily indicate beneficial ownership for any other purpose. Except as indicated in the footnotes to this table, and pursuant to state community property laws, we believe, based on the information furnished to us, that the persons named in the table have sole voting and investment power with respect to all shares reflected as beneficially owned by them. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock that could be issued upon the exercise of outstanding options held by that person are currently exercisable or exercisable within 60 days of April 13, 2012 are considered outstanding. These shares, however, are not considered outstanding when computing the percentage ownership of any other person.

Percentage of ownership is based on 82,105,930 shares of our common stock outstanding on April 13, 2012.

Unless otherwise indicated, the address for each of the stockholders in the table below is c/o HomeAway, Inc., 1011 W. Fifth Street, Suite 300, Austin, Texas 78703.

Name of Beneficial Owner	Shares Beneficially Owned	Percent of Common Stock Outstanding
5% Stockholders:
Entities affiliated with Austin Ventures (1)	17,987,628	21.91%
Entities affiliated with Redpoint Ventures (2)	12,431,720	15.14%
Entities affiliated with Technology Crossover Ventures (3)	10,413,507	12.68%
Entities affiliated with Institutional Venture Partners (4)	6,558,910	7.99%
Tiger Global Management, LLC (5)	4,691,881	5.71%

Named Executive Officers, Directors and Nominees:
Brian H. Sharples (6)	2,179,660	2.63%
Lynn Atchison (7)	400,719	*
Brent Bellm (8)	338,750	*
Ross A. Buhrdorf (9)	450,615	*
Thomas Hale (10)	246,726	*
Carl G. Shepherd (11)	680,295	*
Lanny Baker (12)	12,584	*
Jeffrey D. Brody (13)	12,483,135	15.20%
Todd C. Chaffee (14)	6,560,396	7.99%
Woody Marshall (15)	7,441,001	9.06%
Philip S. Siegel (16)	1,105,604	1.35%
Robert Solomon (17)	25,000	*
Susan D. Wojcicki (18)	12,584	*
All directors and executive officers as a group (13 people) (19).	31,937,069	37.92%

*	Represents less than one percent.
(1)

Includes 17,140,072 shares held by Austin Ventures VIII, L.P. and 847,556 shares held by Austin Ventures X, L.P. The sole general partner of Austin Ventures VIII, L.P. is AV Partners VIII, L.P., Joseph C. Aragona, Kenneth P. DeAngelis, John D. Thornton and Christopher A. Pacitti are the general partners of AV Partners VIII, L.P. and share voting and/or dispositive power over the shares held by Austin Ventures VIII, L.P. The general partner of Austin Ventures X, L.P. is AV Partners X, L.P. and the general partner of

AV Partners X, L.P. is AV Partners X, LLC. Joseph C. Aragona, Kenneth P. DeAngelis, John D. Thornton, Christopher A. Pacitti and Philip S. Siegel are members of AV Partners X, LLC and share voting and/or dispositive power over the shares held by Austin Ventures X, L.P. The address of Austin Ventures VIII, L.P. and Austin Ventures X, L.P., or the Austin Ventures Funds, is 300 West 6th Street, Suite 2300, Austin, Texas 78701, Attention: Kenneth P. DeAngelis.
(2)	Includes 5,741,961 shares held by Redpoint Ventures I, L.P., 5,076,186 shares held by Redpoint Ventures II, L.P., 670,214 shares held by Redpoint Technology Partners Q-1, L.P., 555,926 shares held by Redpoint Omega, L.P., 147,230 shares held by Redpoint Associates I, LLC, 117,375 shares held by Redpoint Associates II, LLC, 107,107 shares held by Redpoint Technology Partners A-1, L.P. and 15,721 shares held by Redpoint Omega Associates, LLC. Redpoint Ventures I, LLC is the general partner of each of Redpoint Ventures I, L.P., Redpoint Technology Partners A-1, L.P., and Repoint Technology Partners Q-1, L.P., and the manager of Redpoint Associates I, LLC. Redpoint Ventures II, LLC is the general partner of Redpoint Ventures II, L.P. Voting and dispositive decisions with respect to shares held by each of Redpoint Ventures I, L.P., Redpoint Technology Partners A-1, L.P., Redpoint Technology Partners Q-1, L.P., Redpoint Ventures II, L.P., Redpoint Associates I, LLC and Redpoint Associates II, LLC are shared by Jeffrey D. Brody, R. Thomas Dyal, Timothy M. Haley, G. Bradford Jones, John L. Walecka and Geoffrey Y. Yang in their capacities as managing members of each of Redpoint Ventures I, LLC, Redpoint Ventures II, LLC, and Redpoint Associates II, LLC. Redpoint Omega, LLC is the general partner of Redpoint Omega, L.P. Voting and dispositive decisions with respect to shares held by Redpoint Omega, L.P. and Redpoint Omega Associates, LLC are shared by Jeffrey D. Brody, R. Thomas Dyal, Timothy M. Haley, John L. Walecka, Geoffrey Y. Yang, Christopher B. Moore and W. Allen Beasley in their capacities as managing members of each of Redpoint Omega, LLC and Redpoint Omega Associates, LLC. The address of the entities affiliated with Redpoint Ventures, or the Redpoint Ventures Funds, is 3000 Sand Hill Road, Building 2, Suite 290, Menlo Park, California 94025, Attention: Jeffrey D. Brody.
(3)	Includes 4,867,308 shares held by TCV VII, L.P., 2,952,049 shares held by TCV VI, L.P., 2,527,648 shares held by TCV VII (A), L.P., and 66,502 shares held by TCV Member Fund, L.P. Technology Crossover Management VI, L.L.C., or TCM VI, as the general partner of TCV VI, L.P. and a general partner of TCV Member Fund, L.P., may be deemed to have the sole voting and dispositive power over the shares held by TCV VI, L.P. and certain of the shares held by TCV Member Fund, L.P. Jay C. Hoag, Richard H. Kimball, John L. Drew, Jon Q. Reynolds Jr. and Robert W Trudeau, or the TCM VI Members, are Class A Members of TCM VI and limited partners of TCV Member Fund, L.P. and may be deemed to share voting and dispositive power over the shares held by TCV VI, L.P. and certain of the shares held by TCV Member Fund, L.P. Christopher P. Marshall, John C. Rosenberg and David L. Yuan are Assignees of TCM VI. Technology Crossover Management VII, Ltd., or Management VII, as a general partner of TCV Member Fund, L.P. and the general partner of Technology Crossover Management VII, L.P., or TCM VII, which is the direct general partner of each of TCV VII, L.P. and TCV VII (A), L.P. may be deemed to have the sole voting and dispositive power over the shares held by TCV VII, L.P. and TCV VII (A), L.P. and certain of the shares held by TCV Member Fund, L.P. The TCM VI Members, Christopher P. Marshall, Timothy P. McAdam, John C. Rosenberg and David L. Yuan, collectively the Management VII Members, are the Class A Directors of Management VII and limited partners of TCM VII and TCV Member Fund, L.P. and share voting and dispositive power over the shares held by TCV VII, L.P. and TCV VII (A), L.P. and certain of the shares held by TCV Member Fund, L.P. The address of the entities affiliated with Technology Crossover Ventures, or TCV, is 528 Ramona Street, Palo Alto, California 94301.
(4)

Includes 3,058,910 shares held by Institutional Venture Partners XII, L.P. or IVP XII, 3,017,000 shares held by Institutional Venture Partners XI, L.P., or IVP XI, and 483,000 shares held by Institutional Venture Partners XI GmbH & Co Beteiligungs KG, or IVP XI KG. The general partner of IVP XII is Institutional Venture Management XII, LLC. The general partner of IVP XI and the managing limited partner of IVP XI KG is Institutional Venture Management XI, LLC. Todd C. Chaffee, Norman A. Fogelsong, Stephen J. Harrick, J. Sanford Miller and Dennis B. Phelps are the managing directors of Institutional Venture Management XII, LLC and share voting and dispositive power over the shares held by IVP XII. Todd C. Chaffee, Norman A. Fogelsong, Stephen J. Harrick, J. Sanford Miller and Dennis B. Phelps are

the managing directors of Institutional Venture Management XI, LLC and share voting or dispositive power over the shares held by each of IVP XI and IVP XI KG. The address of entities affiliated with Institutional Venture Partners, or IVP Funds, is 3000 Sand Hill Road, Building 2, Suite 250, Menlo Park, California 94025, Attention: Melanie Chladek.
(5)

Information based on Schedule 13G filed by Tiger Global Management, LLC. All of such securities are owned by advisory clients of Tiger Global Management, LLC, or Tiger Global, none of which owns more than 5% of the class. The address of Tiger Global is 101 Park Avenue, 48th Floor, New York, New York 10178.

(6)	Includes 1,137,513 shares held by Moose Pond Investments, LP, 200,000 shares held by Sharples Venture Partners, LP, 57,346 shares held by Brian H. Sharples, 11,403 shares held by Brian H. Sharples as Trustee of The Hawken Drake Sharples 2009 Trust, or the Hawken Sharples Trust, 11,402 shares held by Brian H. Sharples as Trustee of The Chloe Marie Sharples 1998 Trust, or the Chloe Sharples Trust, 11,402 shares held by Brian H. Sharples as Trustee of The Emma Jette Sharples 2002 Trust, or the Emma Sharples Trust and 750,594 shares issuable upon exercise of options held by Mr. Sharples that are exercisable within 60 days of April 13, 2012. Mr. Sharples is the limited partner of Moose Pond Investments, LP and the sole manager of Moose Pond Mgt., LC, which is the general partner of Moose Pond Investments, LP, the general partner of Sharples Venture Partners, LP and the trustee of the Hawken Sharples Trust, the Chloe Sharples Trust and the Emma Sharples Trust. Mr. Sharples has voting and dispositive power over the shares held by Moose Pond Investments, LP, Sharples Venture Partners, LP, the Hawken Sharples Trust, the Chloe Sharples Trust and the Emma Sharples Trust.
(7)	Includes 291,016 shares issuable upon the exercise of options held by Ms. Atchison that are exercisable within 60 days of April 13, 2012.
(8)	Includes 56,250 shares that are subject to forfeiture to us, which forfeiture restriction lapses as to 2,083 shares each month and 259,582 shares issuable upon the exercise of options held by Mr. Bellm that are exercisable within 60 days of April 13, 2012.
(9)	Includes 342,352 shares issuable upon the exercise of options held by Mr. Buhrdorf that are exercisable within 60 days of April 13, 2012.
(10)	Includes 28,125 shares that are subject to forfeiture to us, which forfeiture restriction lapses as to 1,042 shares each month and 197,821 shares issuable upon the exercise of options held by Mr. Hale that are exercisable within 60 days of April 13, 2012.
(11)	Includes 202,771 shares issuable upon the exercise of options held by Mr. Shepherd that are exercisable within 60 days of April 13, 2012.
(12)	Represents shares issuable upon the exercise of options held by Mr. Baker that are exercisable within 60 days of April 13, 2012.
(13)	Includes all of the shares referred to in footnote number 2 above. Also includes 43,030 shares held by the Brody Family Trust U/D/T dated July 1, 1994, or the Family Trust, 6,199 shares held by the Brody Children’s Partnership, or the Children’s Partnership, 700 shares held by Koga Partners, L.P., or Koga, and 1,486 shares issuable upon the exercise of options held by Mr. Brody that are exercisable within 60 days of April 13, 2012. Mr. Brody is a trustee and beneficiary of the Family Trust, a general partner of the Children’s Partnership and a general partner of Koga has voting and dispositive power over the shares held by the Family Trust, the Children’s Partnership and Koga.
(14)	Includes all of the shares referred to in footnote number 4 above, except for 2,952,049 shares held by TCV VI, L.P. and 23,238 shares held by TCV Member Fund, L.P. Also includes 1,486 shares issuable upon the exercise of options held by Mr. Chaffee that are exercisable within 60 days of April 13, 2012.
(15)	Includes all of the shares referred to in footnote number 3 above. Also includes 1,295 shares held by the Marshall Carroll 2000 Trust and 1,486 shares issuable upon the exercise of options held by Mr. Marshall that are exercisable within 60 days of April 13, 2012. Mr. Marshall is a trustee of the Marshall Carroll 2000 Trust and has voting and dispositive power over the shares held by the Marshall Carroll 2000 Trust.
(16)

Includes 847,556 shares held by Austin Ventures X, L.P., 6,562 shares issuable upon the exercise of warrants held by the Entrepreneurs Foundation & Idea Network, or the Entrepreneurs Foundation, and 1,486 shares issuable upon the exercise of options held by Mr. Siegel that are exercisable within 60 days of April 13, 2012. The general partner of Austin Ventures X, L.P. is AV Partners X, L.P., and the general partner of AV Partners X, L.P. is AV Partners X, LLC. Joseph C. Aragona, Kenneth P. DeAngelis, John D. Thornton, Christopher A. Pacitti and Philip S. Siegel are members of AV Partners X, LLC and share voting and/or dispositive power over the shares held by Austin Ventures X, L.P. Bill Bock Jeff Browning, Scott Collier, Elizabeth Davis, David Hood, Paul Hurdlow, David Lee, Jan Lindelow, Eugene Sepulveda, Philip S. Siegel and Ellen Wood are members of the board of directors of the Entrepreneurs Foundation and share voting and dispositive power over the shares held by the Entrepreneurs Foundation. The address of the Entrepreneurs Foundation is P.O. Box 684826, Austin, Texas 78768. Mr. Siegel’s address is 300 West 6th Street, Suite 2300, Austin, Texas 78701.
(17)	Represents shares issuable upon the exercise of options held by Mr. Solomon that are exercisable within 60 days of April 13, 2012.
(18)	Represents shares issuable upon the exercise of options held by Ms. Wojcicki that are exercisable within 60 days of April 13, 2012.
(19)	Includes 1,130,909 shares held of record by our directors and executive officers, 2,100,248 shares issuable upon the exercise of options held by our directors and executive officers that are exercisable within 60 days of April 13, 2012, 28,699,350 shares held by entities over which our directors and executive officers may be deemed to have voting and dispositive power and 6,562 shares issuable upon the exercise of warrants held by entities over which our directors and executive officers may be deemed to have voting and dispositive power that are exercisable within 60 days of April 13, 2012.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than ten percent stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to us or written representations that no Forms 5 were required, we believe that all Section 16(a) filing requirements were timely met during 2011, except that Robert Solomon filed a Form 3 one day after the filing deadline.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have been a party to the following transactions since January 1, 2011, in which the amount involved exceeded or will exceed $120,000, and in which any director, executive officer or holder of more than 5.0% of any class of our voting stock, or any member of the immediate family of or entities affiliated with any of them, each a related party, had or will have a material interest.

Investors’ Rights Agreement

In March 2011, we entered into an amended and restated investors’ rights agreement with certain of our stockholders, including individuals and entities affiliated with Austin Ventures, Redpoint Ventures, Institutional Venture Partners, Technology Crossover Ventures, Tiger Global, Brian H. Sharples, Carl G. Shepherd and Philip S. Siegel. The amended and restated investors’ rights agreement, among other things grants such stockholders certain registration rights with respect to shares of our common stock.

Stock Option and Restricted Stock Grants

Certain stock option and restricted stock grants to our directors and named executive officers and related stock option and restricted stock grant policies are described in the sections of this Proxy Statement titled “Corporate Governance—Director Compensation–2011” and “Executive Compensation—Grants of Plan-Based Awards,” respectively.

Employment and Change of Control Agreements

We have entered into employment and change of control arrangements with certain of our executive officers as described in the section of this Proxy Statement titled “Executive Compensation—Employment Agreements.”

Director Compensation

In April 2011, our Board approved the director compensation program described in the section of this Proxy Statement titled “Corporate Governance—Director Compensation.” As part of the director compensation program, in April 2011, Lanny Baker and Susan D. Wojcicki received the initial option grants described above in “—Stock Option and Restricted Stock Grants” and became eligible to receive the annual fees payable for their service on our Board and committees of our Board.

Indemnification of Officers and Directors

Our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with each of our directors and officers. These agreements provide for the indemnification of our directors, officers and some employees for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were our agents. We believe that these indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance. For further information, see the section of this Proxy Statement titled “Executive Compensation—Limitation on Liability and Indemnification Matters.”

Policies and Procedures for Related Party Transactions

As provided by our audit committee charter, our audit committee must review and approve in advance any related party transaction. All of our directors, officers and employees are required to report to our audit committee any such related party transaction prior to its completion. Prior to the creation of our audit committee, our full Board reviewed related party transactions. Each of the related party transactions described above that was submitted to our Board was approved by disinterested members of our Board after disclosure of the interest of the related party in the transaction.

Code of Business Ethics and Conduct

Our Board adopted a code of business ethics and conduct for all employees, including our executive officers, and directors. The code of business ethics and conduct is available without charge upon request in writing to HomeAway, Inc., 1011 W. Fifth Street, Suite 300, Austin, Texas 78703, Attn: General Counsel or on the investor relations portion of our website at investors.homeaway.com. We will disclose on our website at www.homeaway.com, to the extent and in the manner permitted by Item 5.05 of Form 8-K, the nature of any amendment to this code of business ethics and conduct (other than technical, administrative, or other non-substantive amendments), our approval of any material departure from a provision of this code of business ethics and conduct, and our failure to take action within a reasonable period of time regarding any material departure from a provision of this code of business ethics and conduct that has been made known to any of our executive officers.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section explains how our executive compensation programs are designed and operate with respect to our named executive officers listed in the Summary Compensation Table below. Our named executive officers in 2011 were:

•	Brian H. Sharples, our Chief Executive Officer, or CEO;

•	Lynn Atchison, our Chief Financial Officer, or CFO;

•	Brent Bellm, our Chief Operating Officer;

•	Ross A. Buhrdorf, our Chief Technical Officer; and

•	Carl G. Shepherd, our Chief Strategy and Development Officer.

The officers included as named executive officers changed from those included in 2010. In 2010, Thomas Hale, our Chief Product Officer, was included and Ross Buhrdorf, our Chief Technical Officer, was not included. This change is primarily because the value of stock options granted to Mr. Hale in 2011 was less than in 2010 as our compensation committee determined that a larger refresh grant was not necessary since he received larger equity grants upon hire in 2010.

This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each compensation component that we provide. In addition, we explain how and why the compensation committee of our Board arrived at specific compensation policies and decisions involving our named executive officers for the fiscal year ended December 31, 2011.

This Compensation Discussion and Analysis contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual compensation programs that we adopt in the future may differ materially from currently planned programs as summarized in this discussion.

Executive Compensation Philosophy and Objectives

We operate the world’s largest online marketplace for the vacation rental industry. As of December 31, 2011, we operated our online marketplace through 35 websites in 12 languages and provided listings for vacation rentals located in 168 countries. To effectively operate our company in this dynamic and rapidly changing market and to continue to grow our business, we need a highly talented and seasoned team of executives and business professionals.

We compete with many other companies in seeking to attract and retain a skilled management team. To meet this challenge, we have adopted a compensation philosophy designed to offer our named executive officers compensation and benefits that are competitive and that meet our goals of attracting, retaining and motivating highly skilled individuals to help us achieve our financial and strategic objectives.

Our executive compensation program is designed to achieve the following main objectives:

•	attract and retain talented and experienced individuals;

•	offer total compensation opportunities that take into consideration the practices of other comparably positioned Internet and high technology companies;

•	directly and substantially link total compensation to measurable corporate and individual performance;

•	create and sustain a sense of urgency surrounding strategy execution and the achievement of key business objectives; and

•

strengthen the alignment of the interests of our named executive officers and stockholders through equity-based long-term incentives and reward our named executive officers for creating long-term stockholder value.

Compensation Program Design

Our compensation program for our named executive officers during 2011 reflected our transition to a publicly traded company. For the first half of 2011 we were a privately held company and we became publicly traded on June 28, 2011, the effective date of our initial public offering. Our compensation program for our named executive officers was planned under the assumption that we would be publicly traded during 2011. In designing our program, we emphasized the use of equity to incent our named executive officers to focus on the growth of our overall enterprise value and, correspondingly, to create sustainable long-term value for our stockholders. We believe that stock options offer our named executive officers a valuable long-term incentive that aligns their interests with the interests of our stockholders.

We also offer cash compensation to our named executive officers in the form of base salaries and annual bonus opportunities at levels that we believe are sufficient to constitute competitive compensation packages. To emphasize our goal-related compensation objectives, we have total cash compensation opportunity at or above the 50th percentile while keeping base salary compensation at the median of the competitive market. Generally, we have structured our annual cash bonus opportunities to focus on the achievement of specific near-term financial and strategic objectives that will further our longer-term growth objectives.

In 2011, the compensation committee used industry data to assist it in establishing cash compensation levels for our executive team. The data was compiled by Compensia, Inc., a national compensation consulting firm providing executive advising services (“Compensia”) engaged by the compensation committee, and it consisted of data from our peer group of companies, which is discussed below in the section titled “—Compensation-Setting Process—Use of Competitive Data.” Our peer group consists of publicly traded companies with business models and financial and size characteristics similar to ours, with an emphasis on technology companies. Using this information as a guideline, we placed an emphasis on remaining competitive in our market and differentiating total cash compensation through the use of an annual incentive plan. Equity compensation has been delivered on a discretionary basis with the goal to retain top talent and align employees with long-term goals.

Compensation-Setting Process

Role of the Compensation Committee

The compensation committee is responsible for overseeing our executive compensation philosophy and administering our executive compensation program, as well as determining and approving the compensation for our named executive officers. The compensation committee regularly reports to our full Board on its deliberations, but is ultimately responsible for compensation decisions, as described in the compensation committee charter. See the summary description of the compensation committee charter in the section of this Proxy Statement titled “Corporate Governance—Committees of the Board of Directors.”

The compensation committee reviews on a periodic basis, at least annually, our executive compensation programs, including any incentive compensation plans, to determine whether they are appropriate, properly coordinated, and achieve their intended purposes and recommends to our Board any modifications or new plans or programs.

Role of Management

In carrying out its responsibilities, the compensation committee works with members of our management team, including our CEO. Typically, our management team assists the compensation committee by providing information on our Company and individual performance, market data, and management’s perspective and recommendations on compensation matters.

Typically, our CEO makes recommendations to the compensation committee regarding the compensation of our employees, including our named executive officers (except with respect to his own compensation), and attends compensation committee meetings (except with respect to discussions involving his own compensation).

While the compensation committee solicits and reviews our CEO’s recommendations and proposals with respect to compensation-related matters, the compensation committee only uses these recommendations and proposals as one factor in making compensation decisions.

Role of Compensation Consultant

The compensation committee is authorized to retain the services of compensation consultants and other advisors from time to time, as it sees fit, in connection with the establishment of cash and equity compensation plans and arrangements and related policies.

In November 2010, the compensation committee engaged Compensia to assist it in developing a set of executive compensation guiding principles, to evaluate the competitiveness of our named executive officers’ compensation and to assist the compensation committee in developing a public company-oriented executive compensation program. Compensia serves at the discretion of the compensation committee. Except as described above in the section titled “Compensation Program Design,” Compensia did not provide any other services to us in 2011.

Use of Competitive Data

To assess the competitiveness of our executive compensation program and compensation levels, the compensation committee instructed Compensia to examine the executive compensation practices of a peer group of software and Internet companies. Compensation data for the peer group companies were gathered from public filings and from Compensia’s proprietary compensation databases. Peer group data are used to assess compensation levels and to assist the compensation committee in setting compensation levels for 2011 and thereafter.

The companies comprising the peer group have been selected on the basis of their similarity to us in size (as determined by revenue and market capitalization, when available) and product or service similarity. The peer group determination was comprised of technology companies. The compensation committee believed that, for purposes of executive compensation, the comparable peer group would be larger and broader than the comparable company peer group used for other valuation purposes, including the valuation of our common stock when we were a private company. In some cases the comparable peer group includes companies that may compete with us for talent or may otherwise influence the market compensation for our employees.

This peer group is comprised of the following companies:

Ancestry.com Inc.	Logmein, Inc.
Blackbaud, Inc.	OpenTable, Inc.
comScore, Inc.	QLIK Technologies Inc.
Constant Contact, Inc.	QuinStreet, Inc.
Demand Media, Inc.	RealPage, Inc.
Digital River, Inc.	Shutterfly, Inc.
Fortinet, Inc.	Solarwinds, Inc.
Internet Brands, Inc.	SuccessFactors, Inc.
Intralinks Holdings, Inc.	Taleo Corporation
Kayak Software Corporation	WebMD Health Corp.

The compensation committee intends to review our peer group at least annually and make adjustments to its composition as necessary.

In addition, as part of the assessment of current market practices for executive compensation, Compensia examined relevant data from the most recent Radford Executive Survey and the IPAS High Technology Survey, with an emphasis on companies with revenues comparable to ours.

Executive Compensation Program Components

The following describes each component of our executive compensation program, the rationale for each component, and how awards are determined.

Base Salary

Base salary represents the fixed portion of our named executive officers’ compensation and is an important element to attract, retain and motivate highly talented executives. Base salaries represent a modest portion of the total compensation opportunity for our named executive officers.

In 2011, while planning for our initial public offering, the compensation committee conducted a review of each named executive officer’s base salary in consultation with Compensia and with input from our CEO. The committee then considered and made adjustments as it determined to be reasonable and necessary to reflect the scope of a named executive officer’s performance, individual contributions, responsibilities, experience, prior salary level, position (in the case of a promotion) and market conditions. The compensation committee also made adjustments to bring base salaries to approximately the median of the range of the companies in its peer group. The actual base salaries paid to the named executive officers during 2011 are set forth below in the section titled “—Summary Compensation Table For Years Ended December 31, 2011 and 2010.”

Annual Cash Bonuses

We use annual cash bonuses to motivate our named executive officers to achieve both short-term financial and strategic objectives and longer-term growth and other goals. The compensation committee determines cash bonus amounts for our CEO and other named executive officers based on achievement of corporate financial targets established in our annual operating plan and individual performance requirements, as described further below. The maximum amount for each named executive officer is determined as a percentage of such officer’s base salary.

The compensation committee did not retain any discretion in 2011 to adjust the corporate financial targets. Both the corporate financial targets and individual performance requirements are based on our annual operating plan and are meant to be challenging to achieve but within reach. In 2011, the corporate financial targets were achieved at 106%. In addition, the named executive officers achieved their individual performance requirements as described below.

2011 Target Bonus Opportunities

Under our 2011 Executive Officer Performance Bonus Plan, our annual cash bonus opportunities were designed to reward our named executive officers based on our performance and, for all named executive officers other than our CEO, the individual named executive officer’s contribution to that performance. The compensation committee determined that the bonus opportunities for each of our named executive officers should be determined as a percentage of such officer’s base salary. The target annual cash bonus opportunities for the named executive officers were as follows:

Named Executive Officer	Target Annual Cash Bonus Opportunity
Brian H. Sharples	100.0%
Lynn Atchison	50.0%
Brent Bellm	50.0%
Ross A. Buhrdorf	50.0%
Carl G. Shepherd	50.0%

With respect to each named executive officer, the maximum amount of his or her target annual cash bonus opportunity was established by the compensation committee in consultation with our CEO (except with respect to himself) and was based on a variety of factors, including his or her past performance, anticipated future contributions, position, responsibilities and experience. In the same process, the compensation committee further determined to measure each bonus opportunity based 80% on corporate performance measures and based 20% on individual performance measures as described in more detail below.

Corporate Performance Measures

For 2011, the compensation committee established the following corporate financial objectives that supported our annual operating plan and enhanced long-term value creation as the principal performance measures for making annual cash bonus awards. These corporate financial objectives were as follows:

Corporate Objective	Description
Global GAAP Revenue	Our total revenues as determined under Generally Accepted Accounting Principles (“GAAP”)

Global Adjusted EBITDA	Our total net income (loss) plus depreciation; amortization of intangible assets; interest expense, net; income tax expense (benefit); stock based compensation expense; and net of any foreign exchange income or expense

The compensation committee chose global GAAP revenue as a measure because it is a key measure of our overall performance. Global Adjusted EBITDA was chosen by the compensation committee because it is used by management, together with GAAP measures, to track the underlying operating profitability and efficiency of the business. They are weighted equally, at 40% each, because both measures were deemed important for operational efficiency and the long-term success of the organization.

Individual Performance Measures

To achieve our compensation objective of rewarding individual performance, our CEO developed individual performance objectives, which we refer to as management by objective bonuses, or MBOs, for each of our other named executive officers, which were then recommended to and approved by our compensation committee. Our compensation committee established the MBOs for our CEO. Achievement of each named executive officer’s individual performance measures represented up to 20% of such officer’s total bonus opportunity, based on their performance rating.

Our CEO evaluated the achievement of Ms. Atchison and Messrs. Bellm and Shepherd against his or her MBOs and formulated recommendations for the individual performance portion of such officer’s annual cash bonus awards for consideration by the compensation committee. Thomas Hale, our Chief Product Officer, made such evaluation (in consultation with our CEO) with respect to Mr. Buhrdorf because Mr. Buhrdorf reports to Mr. Hale. Our CEO’s and Mr. Hale’s recommendations were based on their subjective assessments of the individual’s contributions during the year and internal equity between named executive officers. In the case of our CEO, the compensation committee evaluated his performance against his MBOs and formulated a recommendation for his annual cash bonus award for consideration by the independent members of our Board.

The possible performance scores were as follows:

MBO Performance Score	Weighting
5: Exceeds most expectations	30%
4: Exceeds some expectations	25%
3: Meets high expectations	20%
2: Meets some expectations	15%
1: Doesn’t meet expectations	0%

The performance objectives varied among these individuals according to the functional role and responsibility of each named executive officer. The following summarizes the MBOs (and the related performance assessment) for the named executive officers for 2011:

•

Brian H. Sharples, Chief Executive Officer—Mr. Sharples’ key goals were to achieve operational targets for our overall business and, together with our CFO, successfully lead us to an initial public offering of our common stock in 2011. Based on the compensation committee’s assessment of these objectives, Mr. Sharples was given a performance score of 4 for his annual cash bonus.

•

Lynn Atchison, Chief Financial Officer—Ms. Atchison’s key goals were to, together with our CEO, successfully lead us to an initial public offering of our common stock in 2011, enhance internal controls in preparation for compliance with the requirements of the Sarbanes–Oxley Act, establish formal and efficient systems for public company reporting and establish a global restructuring plan. Based on our compensation committee’s assessment of these objectives (in consultation with our CEO), Ms. Atchison was given a performance score of 5 for her annual cash bonus.

•

Brent Bellm, Chief Operating Officer—Mr. Bellm’s key goals were to execute on operations plans to enable us to achieve our financial goals, drive all business units to achieve operational excellence, inspire, coach and lead teams to high levels of teamwork, develop a strategic plan for 2012 and performance and assist in the preparation for and execution of our initial public offering of our common stock. Based on our compensation committee’s assessment of these objectives (in consultation with our CEO), Mr. Bellm was given a performance rating of 4 for his annual cash bonus.

•

Ross A. Buhrdorf, Chief Technology Officer—Mr. Buhrdorf’s key goals were to successfully achieve critical technology and development milestones, drive performance and accountability and create an innovative and results-driven culture for the development team. Based on our compensation committee’s assessment of these objectives (in consultation with Mr. Hale and our CEO), Mr. Buhrdorf was given a performance rating of 4 for his annual cash bonus.

•

Carl G. Shepherd, Chief Strategy and Development Officer—Mr. Shepherd’s key goals were to provide ongoing assessment and execution of worldwide merger and acquisition and strategic partnership opportunities, support the preparation and execution of our initial public offering of our common stock and provide leadership in identifying and mitigating key risks to the Company. Based on our compensation committee’s assessment of these objectives (in consultation with our CEO), Mr. Shepherd was given a performance rating of 4 for his annual cash bonus.

Award Decisions and Analysis

In February 2012, the compensation committee determined the amount of the annual cash bonus awards to be paid to our named executive officers for 2011. In making these awards, the compensation committee consulted with our CEO with respect to the named executive officers other than himself and evaluated our financial performance and the level of achievement of corporate financial objectives for the year.

With respect to the corporate performance measures, the compensation committee reviewed our performance against the performance matrix of our 2011 Executive Officer Performance Bonus Plan and determined that we had met the objectives established for the year at 106%. In addition, the compensation committee, in consultation with the CEO (other than with respect to assessing the CEO’s achievements), determined that each of the individual performance objectives were met and they all achieved a score of 4, with the exception of Ms. Atchison, who received a score of 5. These results together supported the compensation committee’s determination to set the size of the overall cash bonus pool for our named executive officers at $1,346,697. The bonus payments are set forth below in the section titled “—Summary Compensation Table for Years Ended December 31, 2011 and 2010.”

Equity Compensation

We use equity awards to motivate and reward our named executive officers, to encourage long-term corporate performance based on the value of our common stock and to align the interests of our named executive officers with those of our stockholders. We believe that stock options, when granted with exercise prices equal to the fair market value of our common stock on the date of grant, provide an appropriate long-term incentive for our named executive officers, since the stock options reward our officers only to the extent that our stock price grows and stockholders realize value following their grant date.

We do not apply a rigid formula to determine the size of the stock option awards that are granted to our named executive officers. Instead, these awards are determined in the judgment of the compensation committee, taking into consideration, among other things, our performance and that of the named executive officer during the past year, the prospective role and responsibility of the named executive officer, competitive factors, the amount of equity-based compensation held by the named executive officer and the cash compensation received by the named executive officer. Based upon these factors, the compensation committee sets the size of each stock option award at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

We have not granted any equity awards to our named executive officers other than stock options and, on a more limited basis, restricted stock. Typically, our named executive officers have received an initial stock option grant at the time of hire, with only discretionary additional awards thereafter. Based on the compensation committee’s recommendation, the Board has adopted a long-term equity incentive plan.

In 2011, stock options were granted to the named executive officers to align them at above the 50th percentile of our peer group. In February 2011, Mr. Sharples was granted a one-time special retention award of an option for 1,000,000 shares. The committee determined that by the end of 2011, Mr. Sharples would have been vested in a substantial portion of his equity. The committee does not anticipate making another large equity grant to Mr. Sharples in the near future. The stock option grants are set forth below in section titled “—Grants of Plan-Based Awards.”

Retirement and Other Benefits

Our named executive officers are eligible to participate in our tax-qualified Section 401(k) retirement savings plan on the same basis as our other employees who satisfy the plan’s eligibility requirements, including requirements relating to age and length of service. Under this plan, participants may elect to make pre-tax contributions of up to 80.0% of their current compensation, not to exceed the applicable statutory income tax limitation, which was $16,500 in 2011. In addition, we may make discretionary contributions to the plan in any year, up to certain limits.

Additional benefits received by our named executive officers include medical, dental and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance. These benefits are provided on the same basis as to all of our full-time employees.

Historically we have not provided perquisites or other personal benefits to our named executive officers. Currently, we do not view perquisites or other personal benefits as a component of our executive compensation program. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the compensation committee.

Employment Arrangements

In connection with our initial public offering, on May 27, 2011, we entered into employment agreements with each of our named executive officers. With the exception of the agreement with Mr. Sharples, each of these agreements was negotiated on our behalf by our CEO, with the oversight and approval of the compensation committee. Mr. Sharples’ agreement was negotiated directly with the compensation committee. We believe that the employment agreements were necessary to retain these individuals and induce them to lead us in achieving our goals as a public company. Prior to entering into these employment agreements, the initial terms and conditions of employment were set forth in offer letters for each of the named executive officers other than our CEO, who had an employment agreement.

The terms of the employment agreements are described below in the section titled “—Employment Agreements.”

Post-Employment Compensation Arrangements

The employment agreements provide each of the named executive officers with certain protection in the event of their termination of employment under specified circumstances, including following a change of control of our Company. We believe that these protections serve our executive retention objectives by helping our named executive officers maintain continued focus and dedication to their responsibilities to maximize stockholder value, including in the event that there is a potential transaction that could involve a change in control of our Company. The terms of these agreements were determined after review by the compensation committee of our retention goals for each executive and an analysis of market data.

For a summary of the material terms and conditions of these severance and change in control arrangements, see the section titled “—Potential Payments upon Termination or Change in Control.”

Other Compensation Policies

Stock Ownership Guidelines

Currently, we have not implemented a policy regarding minimum stock ownership requirements for our named executive officers. The compensation committee will consider whether to adopt such a policy in the future.

Compensation Recovery Policy

We have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our named executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. The compensation committee will consider adopting such a policy in the future.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Generally, Section 162(m) of the Internal Revenue Code disallows a tax deduction to any publicly-held corporation for any remuneration in excess of $1.0 million paid in any taxable year to its chief named executive officer and each of its three next most highly-compensated named executive officers (other than its chief financial officer). Remuneration in excess of $1.0 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of the Internal Revenue Code. Additionally, under a Section 162(m) exception for private companies that become publicly held, any compensation paid pursuant to a compensation plan in existence before the effective date of our public offering will not be subject to the $1.0 million limitation until the earliest of: (i) the expiration of the compensation plan, (ii) a material modification of the compensation plan (as determined under Section 162(m)), (iii) the issuance of all the employer stock and other compensation allocated under the compensation plan, or (iv) the first meeting of stockholders at which directors are elected after the close of the third calendar year following the year in which the public offering occurred.

Where reasonably practicable, the compensation committee may seek to qualify the variable compensation paid to our named executive officers for the “performance-based compensation” exemption from this deductibility limit. As such, in approving the amount and form of compensation for our named executive officers in the future, the compensation committee will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m). The compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Taxation of “Parachute” Payments and Deferred Compensation

Sections 280G and 4999 of the Internal Revenue Code provide that named executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change of control of our Company that exceeds certain prescribed limits, and that we (or a successor) may forfeit a deduction on the amounts subject to this additional tax.

Section 409A of the Internal Revenue Code imposes significant additional taxes in the event that a named executive officer, director, or service provider receives “nonqualified deferred compensation” that does not satisfy the conditions of Section 409A.

We did not provide any named executive officer with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999 or 409A of the Internal Revenue Code during 2011 and we have not agreed and are not otherwise obligated to provide any named executive officer with such a “gross-up” or other reimbursement.

Accounting for Stock-Based Compensation

We follow the FASB ASC Topic 718 for our stock-based compensation awards. ASC 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. This calculation is performed for accounting purposes and reported in the compensation tables that accompany this Compensation Discussion and Analysis, even though recipients may never realize any value from their awards. ASC 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award.

Report of the Compensation Committee

During fiscal year 2011, the compensation committee consisted of three non-employee directors: Messrs. Brody, Chaffee and Ms. Wojcicki, each of whom the Board has determined is independent under applicable NASDAQ rules. The compensation committee has duties and powers as described in its written charter adopted by the Board. A copy of the charter can be found on our website at http://investors.homeaway.com.

The compensation committee has reviewed and discussed with management the disclosures contained in the section of this Proxy Statement titled “Executive Compensation—Compensation Discussion and Analysis.” Based on this review and discussion, the compensation committee recommended to the Board that the section titled “Executive Compensation—Compensation Discussion and Analysis” be included in this Proxy Statement for the Annual Meeting.

SUBMITTED BY THE COMPENSATION COMMITTEE OF
THE BOARD OF DIRECTORS
Jeffrey D. Brody, Chairperson
Todd C. Chaffee
Susan D. Wojcicki

Summary Compensation Table for Years Ended December 31, 2011 and 2010

The following table provides information regarding the compensation awarded to or earned during our fiscal years ended December 31, 2011 and 2010 by our named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Brian H. Sharples,	2011	420,833	—	—	10,769,000	501,480	4,047	11,695,360
President and Chief Executive Officer	2010	328,146	220,000	1,761,351	—	193,533	1,040	2,504,070

Lynn Atchison,	2011	281,350	—	—	1,076,900	179,900	1,112	1,539,262
Chief Financial Officer	2010	214,200	60,000	—	—	105,494	1,040	380,734

Brent Bellm,	2011	337,013	—	—	646,140	189,392	1,112	1,173,657
Chief Operating Officer	2010	161,157	—	1,192,185	3,969,241	77,772	38,529	5,438,884

Ross A. Buhrdorf,	2011	242,708	—	—	807,675	139,300	1,112	1,190,795
Chief Technical Officer	2010	225,000	—	—	—	110,813	1,040	336,853

Carl G. Shepherd	2011	284,325	—	—	1,076,900	172,175	1,112	1,534,512
Chief Strategy and Development Officer	2010	224,400	60,000	—	—	110,517	1,040	395,957

(1)	Mr. Bellm was hired on June 21, 2010. His annual salary as of December 31, 2010 was $330,000.
(2)	Consists of discretionary retention bonuses.
(3)	Amounts represent the aggregate grant date fair value of restricted stock grants during the year computed in accordance with FASB ASC Topic 718. Assumptions used in the calculations of these amounts are described in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K.
(4)	Amounts represent the aggregate grant date fair value of stock options granted during the year computed in accordance with FASB ASC Topic 718. Assumptions used in calculating these are described in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K.

(5)	Includes amounts earned under the 2010 Executive Officer Performance Bonus Plan and the 2011 Executive Officer Performance Bonus Plan. Payments due under the 2010 Executive Officer Performance Bonus Plan were made in February 2011 and payments due under the 2011 Executive Officer Performance Bonus Plan were made in March 2012.
(6)	Consists of premiums paid for short-term disability, long-term disability, life, and accidental death and dismemberment insurance. In addition, for Mr. Bellm, the amount reported for 2010 includes $37,973 in relocation benefits.

Grants of Plan-Based Awards

The following table sets forth certain information concerning grants of plan-based awards to named executive officers in 2011.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Grant Date	Threshold	Target	Maximum	All Other Option Awards: No. of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (2)
Brian H. Sharples		$211,500	$450,000	$627,750
	02/10/11				1,000,000	$19.97	$10,769,000
Lynn Atchison		72,615	154,500	215,528
	02/10/11				100,000	19.97	1,076,900
Brent Bellm		79,877	169,950	237,080
	02/10/11				60,000	19.97	646,140
Ross A. Buhrdorf		58,750	125,000	174,375
	02/10/11				75,000	19.97	807,675
Carl G. Shepherd		72,615	154,500	215,528
	02/10/11				100,000	19.97	1,076,900

(1)	Amounts represent amounts payable under the 2011 Executive Officer Performance Bonus Plan. The target column assumes the achievement of target goals approved by our Board. Actual amounts paid to our named executive officers are set forth in the section titled “—Summary Compensation Table for Years Ended December 31, 2011 and 2010.”
(2)	Amounts represent the aggregate grant date fair value of awards or equity plan compensation computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are described in the section titled “—Accounting for Stock-Based Compensation” in Note 9 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table sets forth outstanding equity awards held by the named executive officers as of December 31, 2011.

	Option Awards						Stock Awards
Name	Date of Grant		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Unvested Shares of Stock		Market Value of Unvested Shares of Stock
Brian H. Sharples	01/30/07 01/29/08 02/10/11	(1) (2) (1)	290,000 162,262 208,333	— — 791,667	$2.06 8.10 19.97	01/30/17 01/28/18 02/09/21	—		—
Lynn Atchison	10/04/06 01/30/07 01/29/08 11/13/09 11/13/09 02/10/11	(3) (1) (4) (5) (6) (1)	39,703 61,200 96,483 26,000 74,000 20,833	— — — — — 79,167	0.25 2.06 8.10 13.49 13.49 19.97	10/04/16 01/30/17 01/28/18 11/12/19 11/12/19 02/09/21	—		—
Brent Bellm	06/28/10 02/10/11	(7) (1)	187,500 12,500	437,500 47,500	13.93 19.97	06/27/20 02/09/21	62,500	(10)	$1,453,125
Ross A. Buhrdorf	07/22/05 01/30/07 01/29/08 11/13/09 02/10/11	(3) (1) (8) (6) (1)	125,000 32,500 138,542 74,000 15,625	— — — — 59,375	0.01 2.06 8.10 13.49 19.97	07/21/15 01/29/17 01/28/18 11/12/19 02/10/21	—		—
Carl G. Shepherd	01/29/08 11/13/09 02/10/11	(9) (6) (1)	98,438 71,000 20,833	— — 79,167	8.10 13.49 19.97	01/29/18 11/12/19 02/09/21	—		—

(1)	Vested as to 6.25% of the shares subject to option three months following the vesting commencement date and an additional 1/48th of the shares subject to the option each month thereafter.
(2)	Vested as to 5,397 shares each month beginning January 29, 2009 through December 29, 2009 and as to 8,125 shares each month beginning January 29, 2010 through December 29, 2010.
(3)

Vested as to 25% of the total number of shares underlying the option on the first anniversary of the vesting commencement date for the option and as to an additional 1/48th of the total number of shares underlying the option vest on the corresponding day of each month thereafter.

(4)	Vested as to 3,413 shares each month beginning January 29, 2009 through December 29, 2009 and as to 4,628 shares each month beginning January 29, 2010 through December 29, 2010.
(5)	All of the shares underlying the option vested on December 31, 2010.
(6)	All of the shares underlying the option vested on December 31, 2011.
(7)

Vested as to 20% of the total number of shares underlying the option on the first anniversary of the vesting commencement date for the option and as to an additional 1/60th of the total number of shares underlying the option vest on the corresponding day of each month thereafter.

(8)	Vested as to 4,253 shares each month beginning January 29, 2009 through December 29, 2009 and as to 7,292 shares each month beginning January 29, 2010 through December 29, 2010.
(9)	Vested 3,776 shares each month beginning January 29, 2009 through December 29, 2009 and as to 4,427 shares each month beginning January 29, 2010 through December 31, 2010.
(10)	Vested as to 25% of the shares subject to the award on the first anniversary of the vesting commencement date and an additional 1/48th of the shares subject to the award each month thereafter.

Option Exercises and Stock Vested in 2011

The following table sets forth exercises of options by our named executive officers during 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired Upon Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Brian H. Sharples	60,000	1,113,600	143,000	3,324,750
Lynn Atchison	105,000	2,138,850	—	—
Brent Bellm	—	—	37,500	933,928
Ross A. Buhrdorf	17,500	331,226	—	—
Carl G. Shepherd	187,500	3,358,125	—	—

Employment Agreements

On May 27, 2011, we entered into an amended and restated employment agreement with Brian H. Sharples. The amended and restated agreement entitles Mr. Sharples to an annual base salary of $450,000 and provides that he is eligible to earn an annual bonus of up to 100% of his base salary pursuant to a bonus plan adopted by the compensation committee of our Board. In addition, the amended and restated agreement provides that (i) in the event of a “change of control” (as defined in the amended and restated agreement), 50% of the unvested portion of all equity awards granted to him would become fully vested; (ii) in the event of a termination of Mr. Sharples’ employment by us without “cause” or if he resigned for “good reason” (as such terms are defined in the amended and restated agreement), other than in connection with a “change of control,” then Mr. Sharples would receive (a) a lump sum cash payment equal to 12 months’ base salary and (b) reimbursement of COBRA payments for up to 12 months; and (iii) in the event of a termination of Mr. Sharples’ employment by us without “cause” or if he resigned for “good reason” within three months prior to, or 18 months following, a “change of control,” then Mr. Sharples would receive (a) a lump-sum cash payment equal to 24 months’ base salary, (b) vesting of 100% of the unvested portion of all equity awards granted to him by us, and (c) reimbursement of COBRA payments for up to 18 months. Any severance benefits would be contingent on Mr. Sharples executing a full general release of claims in our favor. The amended and restated agreement provides for at-will employment and has a term of three years.

On May 27, 2011, we entered into an employment agreement with Lynn Atchison. The agreement entitles Ms. Atchison to an annual base salary of $309,000 and provides that she is eligible to earn an annual bonus of up to 50% of her base salary pursuant to a bonus plan adopted by the compensation committee of our Board. In addition, the agreement provides that (i) in the event of a termination of Ms. Atchison’s employment by us without “cause” (as defined in the agreement), other than in connection with a “change of control,” then Ms. Atchison would receive (a) a lump-sum cash payment equal to six months’ base salary and (b) reimbursement of COBRA payments for up to six months and (ii) in the event of a termination of Ms. Atchison’s employment by us without “cause” or if she resigned for “good reason” within three months prior to, or 18 months following, a “change of control,” then Ms. Atchison would receive (a) a lump-sum cash payment equal to 12 months’ base salary, (b) vesting of 100% of the unvested portion of all equity awards granted to her by us, and (c) reimbursement of COBRA payments for up to 12 months. Any severance benefits would be contingent on Ms. Atchison executing a full general release of claims in our favor. The agreement provides for at-will employment and has a term of three years.

On May 27, 2011, we entered into an employment agreement with Brent Bellm. The agreement entitles Mr. Bellm to an annual base salary of $339,000 and provides that he is eligible to earn an annual bonus of up to 50% of his base salary pursuant to a bonus plan adopted by the compensation committee of our Board. In addition, the agreement provides that (i) in the event of a termination of Mr. Bellm’s employment by us without “cause” (as defined in the agreement), other than in connection with a “change of control,” at any time on or prior to June 21, 2013, then Mr. Bellm would receive (a) a lump-sum cash payment equal to 12 months’ base salary, and (b) 12 months’ accelerated vesting of all equity awards granted to him, and (c) reimbursement of COBRA payments for up to six months; (ii) in the event of a termination of Mr. Bellm’s employment by us without “cause,” other than in connection with a “change of control,” at any time after June 21, 2013, then Mr. Bellm would receive (a) a lump-sum cash payment equal to six months’ base salary, (b) six months’ accelerated vesting of all equity awards granted to him, and (c) reimbursement of COBRA payments for up to six months; and (iii) in the event of a termination of Mr. Bellm’s employment by us without “cause” or if he resigned for “good reason” within three months prior to, or 18 months following, a “change of control,” then Mr. Bellm would receive (a) a lump-sum cash payment equal to 12 months’ base salary, (b) vesting of 100% of the unvested portion of all equity awards granted to him by us, and (c) reimbursement of COBRA payments for up to 12 months. Any severance benefits would be contingent on Mr. Bellm executing a full general release of claims in our favor. The agreement provides for at-will employment and has a term of three years.

On May 27, 2011, we entered into an employment agreement with Mr. Hale. The agreement entitles Mr. Hale to an annual base salary of $309,000 and provides that he is eligible to earn an annual bonus of up to 50% of his base salary pursuant to a bonus plan adopted by the compensation committee of our board of directors. In addition, the agreement provides that (i) in the event of a termination of Mr. Hale’s employment by us without “cause” (as defined in the agreement), other than in connection with a “change of control,” at any time on or prior to June 18, 2011, then Mr. Hale would receive (a) a lump-sum cash payment equal to 12 months’ base salary, (b) 12 months’ accelerated vesting of all equity awards granted to him, and (c) reimbursement of COBRA payments for up to six months; (ii) in the event of a termination of Mr. Hale’s employment by us without “cause,” other than in connection with a “change of control,” at any time after June 18, 2011 but on or before June 18, 2012, then Mr. Hale would receive (a) a lump-sum cash payment equal to six months’ base salary, (b) six months’ accelerated vesting of all equity awards granted to him, and (c) reimbursement of COBRA payments for up to six months; (iii) in the event of a termination of Mr. Hale’s employment by us without “cause,” other than in connection with a “change of control,” at any time after June 18, 2012, then Mr. Hale would receive (a) a lump-sum cash payment equal to six months’ base salary and (b) reimbursement of COBRA payments for up to six months; and (iv) in the event of a termination of Mr. Hale’s employment by us without “cause” or if he resigned for “good reason” within three months prior to, or 18 months following, a “change of control,” then Mr. Hale would receive (a) a lump-sum cash payment equal to 12 months’ base salary, (b) vesting of 100% of the unvested portion of all equity awards granted to him by us, and (c) reimbursement of COBRA payments for up to 12 months. Any severance benefits would be contingent on Mr. Hale executing a full general release of claims in our favor. The agreement provides for at-will employment and has a term of three years.

On May 27, 2011, we entered into an employment agreement with Mr. Shepherd. The agreement entitles Mr. Shepherd to an annual base salary of $309,000 and provides that he is entitled to an annual bonus of up to 50% of his base salary pursuant to a bonus plan adopted by the compensation committee of our Board. The agreement provides that (i) in the event of a termination of Mr. Shepherd’s employment by us without “cause” (as defined in the agreement), other than in connection with a “change of control,” then Mr. Shepherd would receive (a) a lump-sum cash payment equal to six months’ base salary and (b) reimbursement of COBRA payments for up to six months and (ii) in the event of a termination of Mr. Shepherd’s employment by us without “cause” or if he resigned for “good reason” within three months prior to, or 18 months following, a “change of control,” then Mr. Shepherd would receive (a) a lump-sum cash payment equal to 12 months’ base salary, (b) vesting of 100% of the unvested portion of all equity awards granted to him by us, and (c) reimbursement of COBRA payments for up to 12 months. Any severance benefits would be contingent on Mr. Shepherd executing a full general release of claims in our favor. The agreement provides for at-will employment and has a term of three years.

On May 27, 2011, we entered into an employment agreement with Ross A. Buhrdorf. The agreement entitles Mr. Buhrdorf to an annual base salary of $250,000 and provides that he is eligible to earn an annual bonus of up to 50% of his base salary pursuant to a bonus plan adopted by the compensation committee of our Board. The agreement provides that (i) in the event of a termination of Mr. Buhrdorf’s employment by us without “cause” (as defined in the agreement), other than in connection with a “change of control,” then Mr. Buhrdorf would receive (a) a lump-sum cash payment equal to six months’ base salary and (b) reimbursement of COBRA payments for up to six months and (ii) in the event of a termination of Mr. Buhrdorf’s employment by us without “cause” or if he resigned for “good reason” within three months prior to, or 18 months following, a “change of control,” then Mr. Buhrdorf would receive (a) a lump-sum cash payment equal to 12 months’ base salary, (b) vesting of 100% of the unvested portion of all equity awards granted to him by us, and (c) reimbursement of COBRA payments for up to 12 months. Any severance benefits would be contingent on Mr. Buhrdorf executing a full general release of claims in our favor. The agreement provides for at-will employment and has a term of three years.

Potential Payments upon Termination or Change in Control

As of December 31, 2011, we were parties to agreements with each of our named executive officers that provide for certain severance or vesting benefits or both if they are involuntarily terminated, in connection with a change of control, or if in connection with or during the 12-month period following a change of control they are involuntarily terminated under certain circumstances. The key terms of our arrangements upon an involuntary termination or a change of control for these named executive officers are as follows:

	Without a Change of Control Event		Following a Change of Control Event
Name	Cash and Benefit Payments	Equity Acceleration	Cash and Benefit Payments	Equity Acceleration
Brian H. Sharples	One-time payment equal to 12 months’ base salary Reimbursement of COBRA payments for up to 12 months.	None	One-time payment equal to 24 months’ base salary. Reimbursement of COBRA payments for up to 18 months.	100% of the unvested portion of all equity awards granted to him would become fully vested.

Lynn Atchison	One-time payment equal to 6 months’ base salary Reimbursement of COBRA payments for up to six months	None	One-time payment equal to 12 months’ base salary. Reimbursement of COBRA payments for up to 12 months.	100% of the unvested portion of all equity awards granted to her would become fully vested.

Brent Bellm

Continuing severance pay at a rate equal to 100.0% of base salary for 12 months if terminated on or prior to June 21, 2013, or six months if terminated thereafter.

Reimbursement of COBRA payments for up to six months.

		Unvested equity grants receive vesting credit for 12 months following termination if terminated on or prior to June 21, 2013, or six months credit if terminated thereafter.	One-time payment equal to 12 months’ base salary. Reimbursement of COBRA payments for up to 12 months.	100% of the unvested portion of all equity awards granted to him would become fully vested.

Ross A. Buhrdorf	One-time payment equal to 6 months’ base salary Reimbursement of COBRA payments for up to six months	None	One-time payment equal to 12 months’ base salary. Reimbursement of COBRA payments for up to 12 months.	100% of the unvested portion of all equity awards granted to him would become fully vested.

Carl G. Shepherd	One-time payment equal to 6 months’ base salary Reimbursement of COBRA payments for up to six months	None	One-time payment equal to 12 months’ base salary. Reimbursement of COBRA payments for up to 12 months.	100% of the unvested portion of all equity awards granted to him would become fully vested.

The table below estimates payments that would have been due to each named executive officer in the event his or her employment had been involuntarily terminated not in connection with a change of control, assuming the termination occurred on December 31, 2011. The accelerated equity market value was $23.25, the closing price of our common stock on the NASDAQ on December 30, 2011, the last trading day of the year.

	Cash Payments		Equity Acceleration
Name	Salary	Benefits	Shares	Market Value of Accelerated Equity (net of exercise price, if any)
Brian H. Sharples	$450,000	$12,701	—	—
Lynn Atchison	$154,500	$1,835	—	—
Brent Bellm	$339,000	$2,538	165,000	$1,795,450
Ross A. Buhrdorf	$125,000	$2,629	—	—
Carl G. Shepherd	$154,500	$2,702	—	—

The table below estimates payments that would have been due to each named executive officer in the event his or her employment had been involuntarily terminated immediately following a change of control, assuming the termination occurred on December 31, 2011. The accelerated equity market value was $23.25, the closing price of our common stock on the NASDAQ on December 30, 2011, the last trading day of the year.

	Cash Payments		Equity Acceleration
Name	Salary	Benefits	Shares	Market Value of Accelerated Equity (net of exercise price, if any)
Brian H. Sharples	$900,000	$19,051	791,667	$2,596,668
Lynn Atchison	$309,000	$3,671	79,167	$259,668
Brent Bellm	$339,000	$5,076	547,500	$5,686,425
Ross A. Buhrdorf	$250,000	$5,257	59,375	$194,750
Carl G. Shepherd	$309,000	$5,404	79,167	$259,668

Limitation on Liability and Indemnification Matters

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated bylaws provide that we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our Board. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as members of our Board and officers and potentially in other roles with our Company. We also maintain directors’ and officers’ liability insurance.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information, as of December 31, 2011, concerning shares of our common stock authorized for issuance under all of our equity compensation plans.

	Number of Securities to be issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(1) (c)
Equity compensation plans approved by stockholders	11,316,879	$14.20	11,813,999
Equity compensation plans not approved by stockholders	6,562	$0.01	—
Total equity compensation plans	11,323,441	$14.20	11,813,999

(1)	Pursuant to the terms of the 2011 Equity Incentive Plan, or the 2011 Plan, the number of shares available for issuance under the 2011 Plan will be increased on the first day of each fiscal year in an amount equal to the lesser of (i) four percent (4%) of the outstanding shares of our Common Stock on the last day of the immediately preceding fiscal year or (ii) such number of shares determined by the Board.

REPORT OF THE AUDIT COMMITTEE

The audit committee of our Board is responsible for, among other things, reviewing with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the scope and results of their audit engagement. In connection with the 2011 audit, the audit committee has:

•	reviewed and discussed with management our audited financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2011;

•

discussed with PricewaterhouseCoopers LLP the matters required by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU § 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	received from and discussed with PricewaterhouseCoopers LLP the communications from PricewaterhouseCoopers LLP required by the Public Company Accounting Oversight Board regarding its independence.

Based on the review and discussions described in the preceding bullet points, the audit committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

The audit committee has adopted a charter and a process for pre-approving services to be provided by PricewaterhouseCoopers LLP.

The members of the audit committee have been determined to be independent in accordance with the requirements of The NASDAQ Global Select Market listing standards and the requirements of Section 10A(m)(3) of the Exchange Act.

SUBMITTED BY THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS
Charles (“Lanny”) C. Baker (Chair)
Christopher (“Woody”) P. Marshall
Robert Solomon

PROPOSAL TWO: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The audit committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm and auditors of our consolidated financial statements for the fiscal year ending December 31, 2012.

At the Annual Meeting, the stockholders are being asked to ratify the appointment of PwC as our independent registered public accounting firm for 2012. In the event of a negative vote on such ratification, the audit committee will reconsider its selection. Even if this appointment is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interest of HomeAway and our stockholders. Representatives of PwC are expected to be present at the Annual Meeting to make a statement if such representatives desire to do so and to respond to questions.

Fees Paid to PricewaterhouseCoopers LLP

The following table sets forth the fees accrued or paid to our independent registered public accounting firm for the years ended December 31, 2011 and 2010.

Audit and Non-Audit Fees

	PricewaterhouseCoopers LLP
	2011	2010
Audit Fees (1)	2,345,106	999,905
Audit-Related Fees (2)	—	—
Tax Fees (3)	—	—
All Other Fees (4)	1,919	1,919

Total	2,347,025	1,001,823

(1)	Audit fees relate to professional services rendered in connection with the audit of our annual financial statements, quarterly review of financial statements included in our Quarterly Reports on Form 10-Q and audit services provided in connection with our statutory and regulatory filings and, for 2011, our initial public offering.
(2)	Audit-related fees are comprised of fees for professional services that are reasonably related to the performance of the worldwide audit or review of our financial statements.
(3)	Tax fees relate to professional services rendered in connection with tax audits, international tax compliance, and international tax consulting and planning services.
(4)	All other fees consist of an Internet subscription for accounting research.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services Performed by the Independent Registered Public Accounting Firm

We maintain an auditor independence policy that bans our auditors from performing non-financial consulting services, such as information technology consulting and internal audit services. This policy mandates that the audit committee approve the audit and non-audit services and related budget in advance, and that the audit committee be provided with quarterly reporting on actual spending. This policy also mandates that we may not enter into auditor engagements for non-audit services without the express approval of the audit committee. In accordance with this policy, the audit committee pre-approved all services to be performed by our independent registered public accounting firm.

Vote Required

You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Approval of Proposal Two requires a “FOR” vote from a majority of the shares present or represented by proxy and voting at the Annual Meeting.

Recommendation of the Board of Directors

The Board recommends that you vote “FOR” ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

PROPOSAL THREE: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Frank-Dodd Act, enables our stockholders to vote to approve, on an advisory or nonbinding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.

The compensation committee and the Board believe that our executive compensation program, as described in the section titled “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and the related narratives and other materials in this Proxy Statement reflects our goals of linking our performance with executive compensation. The compensation committee and the Board believe that the executive compensation program is rational and effective in that it aligns the interests of the executives with both the short-term and long-term interests of our stockholders.

This proposal gives you as a stockholder the opportunity to endorse or not endorse our executive compensation program through the following resolution:

“RESOLVED, that the Company’s executive compensation program, as described in the section titled “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and the related narratives and other materials in this Proxy Statement are hereby approved.”

Because this vote is advisory, it will not be binding upon the Board. However, the compensation committee will strongly consider the outcome of the vote when determining future executive compensation arrangements. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the philosophy, policies and practices described in this Proxy Statement.

Vote Required

You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. To be approved by our stockholders, this proposal must receive a “FOR” vote by a majority of the votes cast on this proposal at the annual meeting. If you abstain from voting on the proposal or your broker is unable to vote your shares, it will have the same effect as a vote against the proposal.

Recommendation of the Board of Directors

The Board recommends that you vote “FOR” approval of the advisory vote to approve executive compensation.

PROPOSAL FOUR: ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Act also requires us to include an advisory vote on how frequently our stockholders wish us to seek the advisory vote to approve executive compensation such as Proposal Three above. Stockholders may indicate whether they would prefer that we conduct future advisory votes to approve executive compensation once every one, two, or three years, or abstain from voting.

The Board has determined that an advisory vote to approve executive compensation held every three years would be the best approach for us based on a number of considerations, including, among other things, the following:

•	a significant portion of the compensation of our named executive officers is correlated with our long-term performance and stockholder returns;

•

we believe that a vote every three years will give our stockholders a better opportunity to assess the success or failure of our long-term compensation strategies and the related business outcomes with the hindsight of three years of corporate performance; and

•	a triennial vote allows time for the Board and its committees to review and respond to stockholders’ views on executive compensation and to change, if necessary, our executive compensation program.

Because this vote is advisory, it will not be binding upon the Board or the Company, and the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote to approve executive compensation more or less frequently than the option approved by our stockholders.

Vote Required

You may vote “1 YEAR,” “2 YEARS,” “3 YEARS” or “ABSTAIN” on this proposal. The time period receiving the highest number of affirmative votes will be the recommendation to the Board.

Recommendation of the Board of Directors

Our Board recommends that you vote “3 YEARS” as the frequency for the advisory vote to approve executive compensation.

OTHER MATTERS

Meeting Admission. You are entitled to attend the Annual Meeting only if you were a HomeAway stockholder at the close of business on April 13, 2012 or hold a valid proxy for the Annual Meeting. If attending the physical meeting, you should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, meaning that you hold shares directly with American Stock Transfer & Trust Company, LLC (“registered holders”), the inspector of election will have your name on a list, and you will be able to gain entry with a form of government-issued photo identification, such as a driver’s license, state-issued ID card or passport. If you are not a stockholder of record but hold shares through a broker, bank, or nominee (“street name” or “beneficial” holders), in order to gain entry you must provide proof of beneficial ownership as of the record date, such as an account statement or similar evidence of ownership, along with a form of government-issued photo identification. If you do not provide photo identification and comply with the other procedures outlined above for attending the Annual Meeting in person, you will not be admitted to attend the Annual Meeting location in person.

Proxy Solicitation. HomeAway is paying the costs of the solicitation of proxies. We must also pay brokerage firms, banks, broker-dealers and other similar organizations representing beneficial owners of shares held in street name certain fees associated with forwarding the Notice to beneficial owners, forwarding printed proxy materials by mail to beneficial owners who specifically request them, and obtaining beneficial owners’ voting instructions. We currently estimate such costs will be approximately $19,000.

In addition to soliciting proxies by mail, certain of our directors, officers and regular employees, without additional compensation, may solicit proxies personally or by telephone, facsimile or email our behalf.

Inspector of Election. AST has been engaged as our independent inspector of election to tabulate stockholder votes for the 2012 Annual Meeting.

Stockholder List. HomeAway’s list of stockholders as of April 13, 2012 will be available for inspection for 10 days prior to the 2012 Annual Stockholders’ Meeting. If you want to inspect the stockholder list, please call our Investor Relations department at (512) 505-1700 to schedule an appointment.

2013 Stockholder Proposals or Nominations. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some stockholder proposals may be eligible for inclusion in our 2013 proxy statement. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our principal executive offices in care of our Corporate Secretary by one of the means discussed below in the section titled “—Communicating with Us.” Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received. We must receive all submissions no later than the close of business (5:00 p.m. Central Standard Time) on December 28, 2012.

We strongly encourage any stockholder interested in submitting a proposal to contact our Corporate Secretary in advance of this deadline to discuss the proposal, and stockholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. Our nominating and governance committee reviews all stockholder proposals and makes recommendations to the Board for action on such proposals. For information on recommending individuals for consideration as nominees, see the section of this Proxy Statement titled “Corporate Governance—Director Nomination Procedures.”

In addition, under our Bylaws, any stockholder intending to nominate a candidate for election to the Board or to propose any business at our 2013 annual meeting, precatory (non-binding) proposals presented under Rule 14a-8, must give notice to our Corporate Secretary between February 11, 2013 and March 13, 2013, unless the notice also is made pursuant to Rule 14a-9. The notice must include information specified in our Bylaws, including information concerning the nominee or proposal, as the case may be, and information about the stockholder’s ownership of and agreements related to our stock. If the 2013 annual meeting is held more than 30 days prior to or 60 days after the anniversary of the 2012 Annual Meeting, the stockholder must submit notice of any such nomination and of any such proposal that is not made pursuant to Rule 14a-8 by the later of the 90th day prior to the 2013 annual meeting or the tenth day following the day on which public announcement of the meeting is first made. We will not entertain any proposals or nominations at the annual meeting that do not meet the requirements set forth in our Bylaws. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination. The Bylaws are filed as an exhibit to our Registration Statement filed with the SEC on March 11, 2011. To make a submission or to request a copy of our Bylaws, stockholders should contact our General Counsel. We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination.

Financial Statements. Our financial statements for the year ended December 31, 2011 are included in our 2011 Annual Report to Stockholders, which we are providing to our stockholders at the same time as this Proxy Statement. Our Annual Report and this Proxy Statement are also posted on the Internet at https://www.proxydocs.com/AWAY. If you have not received or do not have access to the Annual Report, which includes our Form 10-K Annual Report, call our Investor Relations department at (512) 505-1700, and we will send a copy to you without charge; or send a written request to HomeAway, Inc., Attn: Investor Relations, 1011 W. Fifth Street, Suite 300, Austin, Texas 78703.

Communicating with Us. Visit our main Internet site at www.homeaway.com for information on our products and services, marketing programs, worldwide locations, customer support and job listings. Our Investor Relations site at http://investors.homeaway.com contains stock information, earnings and conference call replays, our annual report, corporate governance and historical financial information and links to our SEC filings. We do not incorporate the information contained on, or accessible through, our corporate website into this Proxy Statement.

If you would like to contact us, call our Investor Relations department at (512) 505-1700, or send correspondence to HomeAway, Inc., 1011 W. Fifth Street, Suite 300, Austin, Texas 78703. If you would like to communicate with our Board, see the procedures described in the section of this Proxy Statement titled “Corporate Governance—Communications with the Board of Directors.”

You can contact our General Counsel by mail to Melissa Frugé, HomeAway, Inc., 1011 W. Fifth Street, Suite 300, Austin, Texas 78703 to communicate with the Board, suggest a director candidate, make a stockholder proposal, provide notice of an intention to nominate candidates or introduce business at the Annual Meeting, or revoke a prior proxy instruction.

We know of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the stockholders at the Annual Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby in accordance with their best judgment.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding HomeAway stock but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding and you would like to have separate copies of our Notice of Internet Availability of Proxy Materials, Annual Report, or Proxy Statement mailed to you, please submit a request to our General Counsel at HomeAway, Inc., 1011 W. Fifth Street, Suite 300, Austin, Texas 78703 or call our Investor Relations Department at (512) 505-1700, and we will promptly send you what you have requested. However, please note that if you want to receive a paper proxy or voting instruction form or other proxy materials for purposes of this year’s Annual Meeting, follow the instructions included in the Notice of Internet Availability that was sent to you. You can also contact our Investor Relations department at the phone number above if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

By Order of the Board of Directors

Brian H. Sharples
President, Chief Executive Officer and Chairman

Austin, Texas

April 27, 2012

ANNUAL MEETING OF HOMEAWAY, INC.

Date: JUNE 6, 2012

Time: 9:00 A.M. (Central Daylight Time)

Place: 900 South Capital of Texas Highway, Las Cimas IV, Fifth Floor, Austin, TX 78746

Please make your marks like this: Use dark black pencil or pen only

The Board of Directors recommends a vote FOR the nominees in Proposal 1, FOR Proposals 2 and 3, and 3 YEARS for Proposal 4.

1: Election of Class I Directors Recommend Directors

For Withhold

01 Todd C. Chaffee For

02 Carl G. Shepherd For

03 Robert Solomon For

For Against Abstain

2: To PricewaterhouseCoopers ratify the selection of LLP as the For Company’s Accounting Independent Firm for the fiscal Registered year ending Public December 31, 2012. For Against Abstain 3: named Advisory executive vote to approve officers. compensation of For 1 Year 2 Years 3 Years Abstain

4: compensation Frequency of advisory of named vote executive to approve officers the . 3 Years

Authorized Signatures—This section must be completed for your Instructions to be executed.

Signature Date

Signature (Joint Owners) Date

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Please separate carefully at the perforation and return just this portion in the envelope provided.

Annual Meeting of HomeAway, Inc. to be held on Wednesday, June 6, 2012, for Holders as of April 13, 2012

This proxy is being solicited on behalf of the Board of Directors of HomeAway, Inc. VOTED BY:

INTERNET TELEPHONE

Call www. Go To proxypush.com/away 866-390-5258

• your online. • Use any touch-tone telephone. Cast vote OR

Meeting • Have your Proxy Card/Voting Instruction Form ready.

• View Documents.

• Follow the simple recorded instructions.

MAIL

OR • Mark, sign and date your Proxy Card/Voting Instruction Form.

• Detach your Proxy Card/Voting Instruction Form.

• Return your Proxy Card/Voting Instruction Form to the Proxy Tabulator for HomeAway, Inc. at the address set forth below.

All votes must be received by 5:00 P.M., Central Daylight Time, on June 5, 2012.

PROXY TABULATOR FOR HomeAway, Inc.

P.O. BOX 8016 CARY, NC 27512-9903

EVENT # CLIENT # OFFICE #

Proxy — HomeAway, Inc. Annual Meeting of Stockholders

June 6, 2012 9 a.m. (Central Daylight Time)

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints Brian H. Sharples, Lynn Atchison, and Melissa Frugé (the “Named Proxies”) and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of HomeAway, Inc, a Delaware corporation (“the Company”), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 900 South Capital of Texas Highway, Las Cimas IV, Fifth Floor, Austin, TX 78746, on Wednesday, June 6, 2012 at 9 a.m. CDT and all adjournments thereof.

The purpose of the Annual Meeting is to take action on the following:

1. Election of Class I Directors. The nominees are: Todd C. Chaffee, Carl G. Shepherd and Robert Solomon.

2. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the fical year ending December 31, 2012.

3. Advisory vote to approve the compensation of named executive officers.

4. Frequency of an advisory vote to approve the compensation of named executive officers.

The Board of Directors of the Company recommends a vote “FOR” all nominees for director in Proposal 1, “FOR” Proposals 2 and 3, and “3 YEARS” for Proposal 4.

The shares represented by this proxy, when this proxy is properly executed, will be voted in the manner directed herein. If no direction is made, the shares will be voted “FOR” all nominees for director in Proposal 1, “FOR” Proposals 2 and 3, and “3 YEARS” for Proposal 4. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign and return this card.

If you plan to attend the meeting and vote your shares in person, please mark this box.

Please separate carefully at the perforation and return just this portion in the envelope provided.

HOMEAWAY, INC. ANNUAL MEETING TO BE HELD ON FOR HOLDERS AS OF 04/13/12	06/06/12 AT 09:00 A.M. CDT * ISSUER CONFIRMATION COPY - INFO ONLY *	HOMEAWAY, INC. 06/06/12 AT 09:00 A.M. CDT

5	1-0001	THIS FORM IS PROVIDED FOR INFORMATIONAL PURPOSES ONLY. PLEASE DO NOT USE IT FOR VOTING PURPOSES.	2 -I -S

43739Q100	FOR ALL NOMINEES
DIRECTORS RECOMMEND: A VOTE FOR ELECTION OF THE FOLLOWING NOMINEES 0010100 1 - 01-TODD C. CHAFFEE,02-CARL G. SHEPHERD, 03-ROBERT SOLOMON	WITHHOLD ALL NOMINEES
WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE. WRITE NUMBER(S) OF NOMINEE(S) BELOW.

USE NUMBER ONLY _______________________________

					FOR	AGN	ABS
2 -	TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS------------->>> THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.	FOR 0010200	--->>> 2		☐	☐	☐
2
					FOR	AGN	ABS
3 *-	ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE ------->>> OFFICERS.	FOR 0029440	--->>> 3		☐	☐	☐
43739Q100
				1YR	2YR	3YR	ABS
4 *-	FREQUENCY OF ADVISORY VOTE TO APPROVE THE COMPENSATION OF NAMED ---»> EXECUTIVE OFFICERS	3YR 0029414	--->>> 4	☐	☐	☐	☐
PLACE “X”HERE IF YOU PLAN TO ATTEND AND VOTE YOUR SHARES AT THE MEETING

*NOTE* SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.
	*NOTE* IN ORDER TO HAVE YOUR SHARES VOTED, YOUR INSTRUCTIONS MUST BE RECEIVED NO LATER THAN JUNE 5, 2012 AT 5:00 P.M. CDT.							51 MERCEDES WAY EDGEWOOD NY 11717
	MATERIALS ELECTION							HOMEAWAY, INC. 1011 WEST 5TH STREET AUSTIN, TX 78703
FOR

As of July 1, 2007, SEC rules permit companies to send you a Notice indicating that their proxy materials are available on the Internet and how you can request a mailed copy. Check the box to the right if you want to receive future proxy materials by mail at no cost to you. Even if you do not check the box, you will still have the right to request a free set of proxy materials upon receipt of a Notice.	--->>>	☐

VIF11H